FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

by and between,
OTTER TAIL POWER COMPANY,
as Borrower,
and
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,
and
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
KEYBANC CAPITAL MARKETS INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

Dated as of
October 31, 2022

_______________________________________________________________
U.S. BANK NATIONAL ASSOCIATION,
BOFA SECURITIES, INC.,
KEYBANC CAPITAL MARKETS INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers
U.S. BANK NATIONAL ASSOCIATION,
as Sole Bookrunner

Table of Contents
i

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 31, 2022, is by and between OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), the banks or financial institutions listed on the signature pages hereof or which hereafter become parties hereto by means of assignment and assumption as hereinafter described (individually referred to as a “Bank” or collectively as the “Banks”; for the avoidance of doubt, the term “Bank” excludes the Departing Banks, as defined below), BANK OF AMERICA, N.A., as Syndication Agent (the “Syndication Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION and KEYBANC CAPITAL MARKETS INC., as Co-Documentation Agents (the “Co-Documentation Agents”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Banks (in such capacity, the “Agent”) and Sole Book Runner, and U.S. BANK NATIONAL ASSOCIATION, BOFA SECURITIES, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION and KEYBANC CAPITAL MARKETS INC., as Joint Lead Arrangers (in such capacities, the “Lead Arrangers”).
Preliminary Statement
WHEREAS, the Borrower, certain Banks and the Agent entered into a Third Amended and Restated Credit Agreement, dated as of September 30, 2021 (as thereafter amended, the “Existing Credit Agreement”), under which the Banks made loans to the Borrower and issued letters of credit for the account of the Borrower or its Subsidiaries; and
WHEREAS, the Borrower has requested that the Banks continue to make loans and letters of credit available to the Borrower, as more particularly described herein, and the Borrower, the Banks named herein and the Agent have agreed that the Existing Credit Agreement shall be amended and restated to read as follows to govern such existing loans and letters of credit and those made and issued hereafter under the terms hereof.
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS.
Section 1.1    Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
“Adjusted Term SOFR Screen Rate” means, with respect to any Term SOFR Advance for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Term SOFR Screen Rate for such Interest Period, plus (ii) the SOFR Adjustment.

“Advance” means the portion of the outstanding Revolving Loans by the Banks as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a “Term SOFR Advance” or a “Base Rate Advance” (each, a “type” of Advance).
“Adverse Event” means the occurrence of any event that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, assets or financial condition of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower and the Material Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Agent” means U.S. Bank National Association, as administrative agent for the Banks hereunder and each successor, as provided in Section 11.8, who shall act as Agent.
“Agent’s Fee Letter” means the letter agreement, dated as of the date hereof (as hereafter amended from time to time) between the Borrower and the Agent respecting certain fees payable to the Agent for its own account.
“Agreement” means this Fourth Amended and Restated Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to anti-money laundering, bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Commitment Fee Rate; Applicable Margin” means, on and after the receipt of confirmation of the Long Term Debt Rating, the percentages set forth below, determined based on the applicable Level set forth in this definition:

Applicable Margin
Level	Term SOFR Advances	Base Rate Advances	Applicable Commitment Fee Rate

Level I	1.000%	0.000%	0.100%
Level II	1.125%	0.125%	0.125%
Level III	1.250%	0.250%	0.175%
Level IV	1.500%	0.500%	0.225%
Level V	1.750%	0.750%	0.275%
The Applicable Commitment Fee Rate and Applicable Margin shall be adjusted ten (10) Business Days after any change in ratings that would require such adjustment. For purposes of this definition, the Levels shall be defined and determined as follows:

Level I shall apply if the Borrower’s Long Term Debt Rating is A or better (S&P), A2 or better (Moody’s) and A or better (Fitch).
Level II shall apply if the Borrower’s Long Term Debt Rating is A- (S&P), A3 (Moody’s) and A- (Fitch), but no numerically lower Level applies.
Level III shall apply if the Borrower’s Long Term Debt Rating is BBB+ (S&P), Baa1 (Moody’s) and BBB+ (Fitch), but no numerically lower Level applies.
Level IV shall apply if the Borrower’s Long Term Debt Rating is BBB (S&P), Baa2 (Moody’s) and BBB (Fitch), but no numerically lower Level applies.
Level V shall apply if the Borrower’s Long Term Debt Rating is BBB- or below (S&P), Baa3 or below (Moody’s) or BBB- or below (Fitch).
If the ratings established or deemed to have been established by S&P, Moody’s, and Fitch for the Borrower are different by one Level, the Level with two out of the three Senior Unsecured Debt Ratings falling thereunder shall apply. If the ratings differ by more than one Level and if the rating is the same by two rating agencies and the third agency rating is lower, then the higher rating shall govern and otherwise, the governing rating shall be the rating next below the highest of the three. If the Borrower is not rated by S&P, Moody’s or Fitch, then the rate shall be established by reference to Level V.
“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.
“Authorized Representatives” means any officers or employees of the Borrower designated by the Borrower for purposes of giving and receiving notices hereunder, requesting and repaying Loans, agreeing to rates of interest and otherwise transacting business with the Agent and the Banks hereunder.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Screen Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Screen Rate for such Business Day is not published due to a holiday or other circumstance that the Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for United States Dollars plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted Term SOFR Screen Rate shall be effective from the effective date of such change. If the Base Rate is being used when Term SOFR Advances are unavailable pursuant to Section 3.1(d), Section 5.2 or Section 5.3, then the Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.
“Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
“Benchmark” means, initially, in the case of Term SOFR Advances and Daily Term SOFR Loans, the Term SOFR Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 5.2(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 5.2(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (2) of the definition of Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate Advance”, “Term SOFR Advance” and “Daily Term SOFR Loan”, the definition of “Base Rate”, the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and
(3)    in the case of an Early Opt-in Election, the Business Day specified by the Agent in the notice of the Early Opt-in Election provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (Central time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 5.2(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 5.2(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” shall have the meaning set forth in the introductory paragraph.
“Borrower Obligations” means each and every debt, liability and other obligation of the Borrower of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to a Bank or to the Banks or to the Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness, liabilities and obligations of the Borrower arising under this Agreement, any Letter of Credit Agreement and the Notes.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis, Minnesota and New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR or the Term SOFR Screen Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee as a financing lease in accordance with GAAP.
“CoBank” means CoBank, ACB.
“CoBank Equities” is defined in Section 8.14(a).
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Commitment” means the maximum unpaid principal amount of the Loans of all Banks which may from time to time be outstanding hereunder, being initially $170,000,000, as the same may be increased from time to time pursuant to Section 2.9 or reduced from time to time pursuant to Section 4.3, or, if so indicated, the maximum unpaid principal amount of Loans of any Bank (which amounts are set forth on Schedule 1.1(a) hereto or in the relevant Assignment and Assumption Agreement for such Bank) and, as the context may require, the agreement of each Bank to make Loans to the Borrower and to participate in the Letters of Credit subject to the terms and conditions of this Agreement up to its Commitment.
“Commitment Fees” shall have the meaning set forth in Section 3.2.
“Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by an authorized officer of the Borrower.
“Controlled Foreign Corporation” means a Subsidiary that is a controlled foreign corporation under Section 957 of the Code.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Current Extension Commitments” shall have the meaning set forth in Section 2.14(c).
“Daily Simple SOFR” means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Daily Term SOFR Base Rate” means, with respect to a Swing Line Loan, the greater of (a) zero and (b) the one-month Term SOFR rate quoted by the Agent from the Screen for the Business Day of such Swing Line Loan (such Business Day, the “Swing Line Loan Determination Date”). If as of 5:00 p.m. (New York time) on any Swing Line Loan Determination Date, the one-month Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three Business Days prior to such Swing Line Loan Determination Date. For purposes of determining any interest rate hereunder or under any other Loan Document that is based on the Daily Term SOFR Base Rate, such interest rate shall change as and when the Daily Term SOFR Base Rate changes.
“Daily Term SOFR Rate” means, with respect to a Swing Line Loan, the sum of (a) the Daily Term SOFR Base Rate, plus (b) the Applicable Margin for Term SOFR Loans.
“Daily Term SOFR Loan” means a Swing Line Loan that, except as otherwise provided in Section 3.1(d), bears interest at the Daily Term SOFR Rate.
“Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.
“Defaulting Bank” means any Bank, as determined by the Agent, that has (a) failed (a “Funding Default”) to fund any portion of its Loans or Participation Interests (in each case, a “Defaulted Loan”) within three (3) Business Days of the date required in the determination of the Agent to be funded by it hereunder, (b) notified the Borrower, the Agent, the Swing Line Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and Participation Interests, (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Bank shall not become a Defaulting Bank solely as the result of (x) the acquisition or maintenance of an ownership interest in such Bank or a Person controlling such Bank or (y) the exercise of control over a Bank or a Person controlling such Bank, in each case, by a governmental authority or an instrumentality thereof or (iii) has or whose parent company has become the subject of a Bail-In Action. Any determination by the Agent that a Bank is a Defaulting Bank will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank upon notification of such determination by the Agent to the Borrower and the Banks.

“Departing Bank” means each Bank under and as defined in the Existing Credit Agreement that does not have a Commitment hereunder and is identified on the Departing Bank Schedule hereto.
“Departing Bank Schedule” means Schedule 1.1(c) hereto, which identifies each Departing Bank as of the date hereof.
“Determination Date” has the meaning provided in the definition of Term SOFR Screen Rate.
“E-Sign” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“Early Opt-in Election” means, if the then-current Benchmark is the Term SOFR Screen Rate, the joint election by the Agent and the Borrower to trigger a fallback from such Benchmark to the Benchmark Replacement, and a notification by the Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Borrower or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.
“Erroneous Payment” is defined in Section 12.20(a).
“ESRA” means the Electronic Signatures and Records Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any event described in Section 10.1.
“Existing Credit Agreement” shall have the meaning set forth in the first recital to this Agreement.
“Extended Termination Date” shall have the meaning set forth in Section 2.14(a).
“Extension Amendments” shall have the meaning set forth in Section 2.14(e).
“Extension Offer” shall have the meaning set forth in Section 2.14(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.
“Fitch” means Fitch Ratings and its successors.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Screen Rate.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time and applied in accordance with Section 1.2.
“Guaranty” means to (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any payment obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, or other obligations of, any other Person.

“Indebtedness” means, without duplication, all obligations of the Borrower or any Subsidiary: (a) consisting of Interest-bearing Debt; (b) on account of deposits or advances, excluding deposits and advances received in the ordinary course of business; and (c) constituting a Guaranty by such Person in respect to indebtedness of others to the extent not included in clause (a). For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but shall exclude trade liabilities and intercompany liabilities incurred in the ordinary course of business.
“Interest-bearing Debt” means, without duplication, all interest-bearing obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person, provided that the amount of such obligation which has not been assumed by the Borrower or a Subsidiary shall be the lesser of (i) the amount of such obligation and (ii) the fair market value of such assets; (c) for the deferred purchase price of any property or services evidenced by a note, payment contract or other instrument (other than an account payable arising in the ordinary course of business), (d) constituting the principal component of obligations as lessee under any Capitalized Lease; (e) that are Guaranties by the Borrower or a Subsidiary in respect to Interest-bearing Debt of other Persons; (f) that are net liabilities under interest rate swaps, collars and other interest rate hedging agreements; (g) consisting at any time of the aggregate undrawn and unexpired amount of standby letters of credit plus the aggregate amount of drawings thereunder that have not been reimbursed; (h) constituting the principal component of obligations that are amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases; and (i) that are indebtedness attributable to Permitted Sales and Leasebacks For all purposes of this Agreement, Interest-bearing Debt of any Person shall exclude trade liabilities and intercompany liabilities incurred in the ordinary course of business.
“Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and, to the extent not otherwise included in GAAP interest expense: (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements; (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP; and (d) amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases.
“Interest Period” means, with respect to a Term SOFR Advance, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to Section 2.3 or Section 2.4 of this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business

Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    no Interest Period shall extend beyond the Termination Date; and
(d)    no tenor that has been removed from this definition pursuant to Section 5.2(b)(iv) may be available for selection by the Borrower.
“Investment” means the acquisition, purchase, or making of any loan, advance, contribution to capital or extension of credit, and any purchase of stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.
“Investment Grade Rated” means having a Long Term Debt Rating of BBB- or better by S&P, Baa3 or better by Moody’s and BBB- or better by Fitch.
“Laws” shall mean, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.
“Lender Party” is defined in Section 12.20(a).
“Letters of Credit” shall have the meaning set forth in Section 2.8(a).
“Letter of Credit Agreements” shall have the meaning set forth in Section 2.8(c).
“Letter of Credit Obligations” shall mean the aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under the applicable Letter of Credit Agreement.
“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).
“Loan Documents” means this Agreement, the Notes, each Letter of Credit Agreement, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower, a Material Subsidiary or any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.

“Loans” means the Revolving Loans and the Swing Line Loans.
“Long Term Debt Rating” means the rating assigned by S&P, Moody’s or Fitch to the long term, unsecured and unsubordinated indebtedness of the Borrower; provided that, in the event that any such rating agency shall cease to issue such rating on the Borrower’s long term, unsecured and unsubordinated indebtedness, the “Long Term Debt Rating” of such rating agency shall be the issuer rating assigned by such rating agency to the Borrower.
“Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1.1(b) hereto, and (b) any Subsidiary acquired or formed after the date of this Agreement if at the time of such acquisition or formation or at any time thereafter either (i) the consolidated assets of such Subsidiary and its Subsidiaries shall exceed 10.00% of the consolidated assets of the Borrower and its Subsidiaries, or (ii) the consolidated gross revenues of such Subsidiary and its Subsidiaries shall exceed 10.00% of the consolidated gross revenues of the Borrower and its Subsidiaries. Such assets and gross revenues shall be determined on a pro forma basis at the time of such acquisition or formation, and shall be determined thereafter at the request of the Agent, but not less than one time per fiscal year of the Borrower thereafter.
“Minimum Extension Condition” shall have the meaning set forth in Section 2.14(d).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Notes” means the Revolving Notes and the Swing Line Note.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“OTC” means Otter Tail Corporation, a Minnesota corporation.
“Participation Interests” means the participation interest of each Bank in (a) any Swing Line Loan, as provided in Section 2.7(b), (b) Letters of Credit, as provided in Section 2.8(a) and (b), and (c) Loans of other Banks, as provided in Section 4.5.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Payment Date” means the Termination Date, plus (a) the last day of each Interest Period for each Term SOFR Advance and, if such Interest Period is in excess of three months after the first day of such Interest Period, and thereafter each day three months after each succeeding Payment Date; (b) the last Business Day of each month for any Swing Line Loan and any Base Rate Advance, and (c) the last Business Day of each March, June, September and December of each year for any fees including, without limitation, Commitment Fees and the Letter of Credit commissions payable under Section 2.8(c)(vi).
“Payment Recipient” is defined in Section 12.20(a).
“PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Percentage” means, as to any Bank, the proportion, expressed as a percentage, that such Bank’s Commitment bears to the total Commitments of all Banks. The Percentages of the Banks as of the date of this Agreement are set forth on Schedule 1.1(a).
“Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions during any one fiscal year of the Borrower, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 10% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year.
“Permitted Sales and Leasebacks” means sales and leasebacks of assets of the Borrower or a Subsidiary involving a sale price of assets of the Borrower and Subsidiaries not to exceed $20,000,000 in the aggregate for all transactions after the date of this Agreement, that give rise to Interest-bearing Debt, calculated as if the relevant leases were Capitalized Leases (whether or not actually constituting Capitalized Leases).
“Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
“Plan” means an employee benefit plan or other plan that is maintained or contributed to (currently or hereinafter), or at any time during the preceding six (6) calendar years, was maintained or contributed to, by Borrower or any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.
“Preferred Stock” means stock of the Borrower other than common stock.
“Prime Rate” means the rate of interest from time to time announced by the Agent as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.
“Prior Extension Commitments” shall have the meaning set forth in Section 2.14(c).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” is defined in Section 12.19.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Agent in its reasonable discretion.

“Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 10% or more of the equity interests of the Borrower; or (c) 10% or more of the equity interests of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code or Section 302(c) of ERISA.
“Required Banks” means (subject to Section 2.11 with respect to any Defaulting Bank) those Banks whose total Percentage exceeds 50.00%, or if no Commitments remain in effect, whose share of principal of the Loans exceeds 50.00% of the aggregate outstanding principal of all Loans.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely by a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock (other than payment to, or on account of or for the benefit of, the Borrower or any Subsidiary only).
“Revolving Loans” means the Loans described in Section 2.1(a).
“Revolving Notes” means the promissory notes of the Borrower described in Section 2.5(a), substantially in the form of Exhibit A-1, issued by the Borrower to each of the Banks that have requested such a promissory note pursuant to Section 2.5(d), as such promissory notes may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory notes.
“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (d) any Person 50% or more owned, directly or indirectly, by any of the above or (e) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.
“S&P” means Standard & Poor’s Ratings Group and its successors.
“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.
“Senior Indebtedness Agreement” means any agreement under which the Borrower issues notes or incurs obligations for Interest-bearing Debt, which notes and Interest-bearing Debt are senior obligations of the Borrower, pari passu with the Loans and Notes, and shall include (a) the Note Purchase Agreement, dated as of August 20, 2007, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to (i) the $42,000,000, 6.37% Senior Unsecured Notes, Series C, due 2027 and (ii) the $50,000,000, 6.47% Senior Unsecured Notes, Series D, due 2037; (b) the Note Purchase Agreement, dated as of August 14, 2013, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to (i) the $60,000,000, 4.68% Senior Unsecured Notes, Series A, due February 27, 2029 and (ii) the $90,000,000, 5.47% Senior Unsecured Notes, Series B, due February 27, 2044; (c) the Note Purchase Agreement, dated as of November 14, 2017, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to the $100,000,000, 4.07% Series 2018A Unsecured Notes, due February 7, 2048; (d) the Note Purchase Agreement, dated as of September 12, 2019, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to (i) the $10,000,000, 3.07% Series 2019A Senior Unsecured Notes, due October 10, 2029, (ii) the $26,000,000, 3.52% Series 2019B Senior Unsecured Notes, due October 10, 2039, (iii) the $64,000,000, 3.82% Series 2019C Senior Unsecured Notes, due October 10, 2049, (iv) the $10,000,000, 3.22% Series 2020A Senior Unsecured Notes, due February 25, 2030, (v) the $40,000,000, 3.22% Series 2020B Senior Unsecured Notes, due August 20, 2030, (vi) the $10,000,000, 3.62% Series 2020C Senior Unsecured Notes, due February 25, 2040, and (vii) the $15,000,000, 3.92% Series 2020D Senior Unsecured Notes, due February 25, 2050; and (e) the Note Purchase Agreement, dated as of June 10, 2021, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to (i) the $40,000,000, 2.74% Series 2021A Senior Unsecured Notes, due November 29, 2031, (ii) the $100,000,000, 3.69% Series 2021B Senior Unsecured Notes, due November 29, 2051, and (iii) the $90,000,000, 3.77% Series 2022A Senior Unsecured Notes, due May 20, 2052.
“Senior Indebtedness Prepayment Event” means the (a) occurrence of any event under any Senior Indebtedness Agreement that would require the Borrower to prepay, or offer to prepay, any Senior Indebtedness prior to its stated maturity, (b) occurrence of any event under any Senior Indebtedness Agreement that would give the holder of Senior Indebtedness any right to put such

Senior Indebtedness to the Borrower or require the Borrower to repurchase or redeem such Senior Indebtedness in each case prior to its stated maturity, or (c) voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity to remain in compliance with any covenant or agreement of a Senior Indebtedness Agreement, but not any other voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity. Senior Indebtedness Prepayment Events shall include, without limitation, any Transfer of Utility Assets Put Event or Debt Prepayment Application, as defined in the Senior Indebtedness Agreements (or any Senior Indebtedness Agreement).
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Adjustment” means 0.10% (10.0 basis points).
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Supported QFC” is defined in Section 12.19.
“Swing Line Guideline” means the maximum unpaid principal amount of the Swing Line Loans which may from time to time be outstanding hereunder, being initially $20,000,000.
“Swing Line Bank” means U.S. Bank.
“Swing Line Loans” means the Loans described in Section 2.1(b).
“Swing Line Loan Determination Date” has the meaning provided in the definition of Daily Term SOFR Base Rate.
“Swing Line Note” means the promissory note of the Borrower described in Section 2.5(d), substantially in the form of Exhibit A-2, issued by the Borrower to the Swing Line Bank if requested pursuant to Section 2.5(d), as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

“Swing Line Participation Amount” is defined in Section 2.7(b).
“Term SOFR” means the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Advance” means an Advance that, except as otherwise provided in Section 3.1(d), bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Base Rate.
“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Margin.
“Term SOFR Screen Rate” means, for the relevant Interest Period, the Term SOFR rate quoted by the Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.
“Termination Date” means the earliest of (a) October 29, 2027 (or, if later, the Extended Termination Date), (b) the date on which the Commitments are terminated pursuant to Section 10.2 or (c) the date on which the Commitments are reduced to zero pursuant to Section 4.3.
“Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, Preferred Stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment, if any.
“Unrefunded Swing Line Loans” is defined in Section 2.7(b).
“U.S. Bank” means U.S. Bank National Association, in its individual capacity and not as Agent hereunder.
“U.S. Special Resolution Regimes” is defined in Section 12.19.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2    Accounting Terms and Calculations. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. All financial ratios calculated pursuant to Section 9.12 shall be calculated in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower as of December 31, 2021 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the Borrower for the fiscal years then ended for the fiscal year ended December 31, 2021, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Borrower or the Required Banks shall so request, the Agent and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent a written reconciliation in form and substance reasonably satisfactory to the Agent, between calculations of such ratio made before and after giving effect to such change in GAAP. In addition, notwithstanding any other provision herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules as a result of Financial Accounting Standards Board Accounting Standards Codification 842 (Leases) from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related changes to lease accounting guidance. For the avoidance of doubt, any reference to Capitalized Lease herein refers solely to a lease classified as a financing lease in accordance with such changes to GAAP.
Section 1.3    Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
Section 1.4    Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.
Section 1.5    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.6    Departing Banks. Upon the effectiveness hereof, each Departing Bank’s “Commitment” under the Existing Credit Agreement shall be terminated, each Departing Bank shall have received payment in full of all of the obligations under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement) and the Departing Banks shall not be Banks hereunder.
Section 1.7    Term SOFR Notification. The interest rate on Term SOFR Advances is determined by reference to the Adjusted Term SOFR Screen Rate and the Daily Term SOFR Base Rate, respectively, which is derived from Term SOFR. Section 5.2(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 5.2(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Rate and Daily Term SOFR Base Rate, as applicable, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.2(b), will have the same value as, or be economically equivalent to, Term SOFR. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, Term SOFR, the Term SOFR Rate, Daily Term SOFR Base Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Rate, Term SOFR, Daily Term SOFR Base Rate or

any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.8    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.9    Amendment and Restatement. The Borrower, the Banks and the Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Sections 6.1 and 6.2, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the “Borrower Obligations” under and as defined in the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) as in effect prior to the date hereof or the Indebtedness created thereunder. The commitment of each Bank that is a party to the Existing Credit Agreement shall, on the date hereof, automatically be deemed amended and the only commitments shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof: (a) all loans and letters of credit incurred under the Existing Credit Agreement which are outstanding on the date hereof shall continue as Loans and Letters of Credit under (and shall be governed by the terms of) this Agreement and the other Loan Documents, (b) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Agent, this Agreement and the Loan Documents, respectively, (c) all obligations constituting “Borrower Obligations” under the Existing Credit Agreement with any Bank or any affiliate of any Bank which are outstanding on the date hereof shall continue as Borrower Obligations under this Agreement and the other Loan Documents, (d) any “Revolving Note” under the Existing Credit Agreement shall be deemed for all purposes superseded and replaced by the Revolving Note (if any) issued to such Bank under this Agreement, (e) each Departing Bank’s “Commitment” under the Existing Credit Agreement shall be terminated and “Borrower Obligations” owing to it under and in connection with the Existing Credit Agreement shall be repaid by the Borrower, and each Departing Bank shall not be a Bank hereunder, and (f) the Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Bank’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that Borrower Obligations in respect of Loans, interest and fees due and payable to a Bank hereunder reflect such Bank’s pro rata share on the date hereof, and the Borrower hereby agrees to compensate each Bank for any and all losses, costs and expenses incurred by such Bank in connection with the sale and assignment of any LIBOR Advance (as such term is defined in the Existing Credit Agreement) on the terms and in the manner set forth herein. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, interest on all LIBOR

Advances outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement shall continue to accrue and be paid based upon the LIBOR Rate (Reserve Adjusted) applicable pursuant to the terms of (and as defined in) the Existing Credit Agreement immediately prior to date of this Agreement solely until the expiration of the current Interest Period (as defined in the Existing Credit Agreement immediately prior to effectiveness of this Agreement) applicable thereto (at which time such LIBOR Advances may be reborrowed as or converted to Base Rate Advances or Term SOFR Advances in accordance with this Section 2.4); provided, however, that from and after the effective date of this Agreement, the Applicable Margin to be applied to any such LIBOR Advances shall be based on the Applicable Margin for Term SOFR Advances under this Agreement. For the avoidance of doubt, such Applicable Margin for Term SOFR Advances does not include SOFR Adjustment applicable to such Term SOFR Advances. Each Bank hereby confirms the Agent’s authority to enter into such additional reaffirmations of, or any amendments to, amendments and restatements of, or other modifications to, the other existing Loan Documents as the Agent shall approve in its sole discretion, in connection with the amendment and restatement of the Existing Credit Agreement so long as such amendments, restatements or other modifications do not contain any material modifications adverse to the Banks (and, for the avoidance of doubt, such modifications may include the addition of Loan Parties and other changes that are otherwise permitted by the Agent’s authority under or with respect to such existing Loan Documents or are consistent with changes in provisions included in this Agreement as compared to the provisions of the Existing Credit Agreement).
ARTICLE II

TERMS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT.
Section 2.1    The Commitments and the Swing Line Loans. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein:
(a)    Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, each Bank agrees, severally and not jointly, to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time from the date hereof until the Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of any Bank’s Revolving Loans, its Percentage of Letter of Credit Obligations and its Percentage of Swing Line Loans shall not exceed such Bank’s Commitment and provided, further, that the total of all outstanding Revolving Loans, Letter of Credit Obligations and Swing Line Loans shall not exceed the aggregate Commitments of all Banks at any time. The Revolving Loans shall be made by the Banks on a pro rata basis, calculated for each Bank based on its Percentage.
(b)    Upon request by the Borrower, the Swing Line Bank may, at its sole discretion, make loans (each a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to the Borrower from time to time from the date hereof until the Termination Date, provided, that the aggregate unpaid principal amount of the Swing Line Loans at any one time outstanding shall not exceed the Swing Line Guideline.

Section 2.2    Advance Options. The Revolving Loans shall be constituted of Term SOFR Advances and/or Base Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding Term SOFR Advances shall not exceed eight (8) at any one time (or such greater number to which the Agent may from time to time agree). Each Term SOFR Advance shall be in a minimum amount of $500,000. Each Base Rate Advance shall be in a minimum amount of $100,000. Swing Line Loans may be in any amount requested by the Borrower.
Section 2.3    Borrowing Procedures.
(a)    Request by Borrower. Any request by the Borrower for a Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Agent not later than:
(i)    1:00 p.m., Minneapolis time, on the date of the requested Loan, if the Loan shall be comprised of Base Rate Advances; or
(ii)    12:00 noon, Minneapolis time, three Business Days prior to the date of the requested Revolving Loan, if the Revolving Loan shall be, or shall include, a Term SOFR Advance.
Each request for a Loan shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of such Loan and the type or types of Advances comprising such Loan, and (3) if such Loan shall include Term SOFR Advances, the initial Interest Periods for such Advances. The Swing Line Bank and the Borrower shall, from time to time, enter into mutually acceptable arrangements for requests for Swing Line Loans.
(b)    Funding of Agent. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s Percentage of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in immediately available funds not later than 3:00 p.m., Minneapolis time. On the date of any requested Swing Line Loans, the Swing Line Bank shall provide the requested Swing Line Loan to the Agent in immediately available funds not later than 4:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make the requested Loans available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in immediately available funds not later than 5:00 p.m. (Minneapolis time) on the lending date so requested, provided that the Agent shall not be required to make any amount of the requested Revolving Loans available to the Borrower unless the Agent shall have received such amount from the Banks, and provided, further, that unless the Agent shall have been notified in writing by a Bank prior to the time requested Revolving Loans shall be made hereunder that such Bank does not intend to make its Percentage share of the requested Revolving Loans available to the Agent, the Agent may assume that such Bank has made such Percentage share available to the Agent and the Agent may in reliance on such assumption make Revolving Loans available to the Borrower a corresponding amount. In any case that the

Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan. If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.
Section 2.4    Continuation or Conversion of Loans. The Borrower may elect to (i) continue any outstanding Term SOFR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a Term SOFR Advance), by giving the Agent notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Agent not later than:
(a)    1:00 p.m., Minneapolis time, on the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Base Rate Advance; or
(b)    12:00 noon, Minneapolis time, three Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Term SOFR Advance.
Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for continuation as, or conversion into, Term SOFR Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the Term SOFR Advance is paid in full, the Agent may at any time thereafter convert the Term SOFR Advance into a Base Rate Advance. Until such time as such Advance is converted into a Base Rate Advance by the Agent or the Borrower or is continued as a Term SOFR Advance with a new Interest Period by notice by the Borrower as provided above, such Advance shall continue to accrue interest at a rate equal to the interest rate applicable during the expired Interest Period adjusted, however, to reflect changes in the Applicable Margin. No Advance shall be continued as, or converted into, a Term SOFR Advance if the shortest Interest Period for such Advance may not transpire prior to the Termination Date or if a Default or Event of Default shall exist and the Agent has given notice to the Borrower that no such continuations or conversions may be made.

Section 2.5    Evidence of Indebtedness.
(a)    Each Bank and the Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank or Swing Line Bank, including the amounts of principal and interest payable and paid to such Bank or Swing Line Bank from time to time hereunder.
(b)    The Agent, acting for this purpose as an agent of the Borrower, shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank and the Swing Line Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Banks and the Swing Line Bank and each Bank’s and Swing Line Bank’s share thereof (the “Register”).
(c)    The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.5 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank, the Swing Line Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Bank or the Swing Line Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Bank or Swing Line Bank a Revolving Note payable to such Bank and its registered assigns or a Swing Line Note payable to the Swing Line Bank and its registered assigns.
Section 2.6    Funding Indemnification. If (a) any payment of a Term SOFR Advance occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise; (b) a Term SOFR Advance is not made on the date specified by the Borrower for any reason other than default by the Banks; (c) a Term SOFR Advance is converted other than on the last day of the Interest Period applicable thereto; (d) the Borrower fails to borrow, convert, continue or prepay a Term SOFR Advance on the date specified in any notice delivered pursuant hereto; or (e) a Term SOFR Advance is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.12; then the Borrower shall indemnify each Bank for such Bank’s costs, expenses and Interest Differential (as determined by such Bank) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest such Bank would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest such Bank will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term duration of any Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.
The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Advance, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when the Borrower has elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise. Such Interest Differential shall at all times be a Borrower Obligation as well as an undertaking by the Borrower to the Banks whether arising out of a voluntary or mandatory prepayment.
A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this Section 2.6 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.7    Refunding of Swing Line Loans.
(a)    At any time permitted hereunder, the Borrower or the Swing Line Bank may request the Banks to make Revolving Loans which may be applied to repay the Swing Line Loans outstanding. Upon occurrence and during continuance of a Default or Event of Default, the Swing Line Bank may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Bank to act on its behalf), upon notice given by the Swing Line Bank no later than 12:00 noon, Minneapolis time, on the relevant refunding date, request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan (which shall be a Base Rate Advance), in an amount equal to such Bank’s Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to refund such Swing Line Loans. Each Bank shall make the amount of such Revolving Loan available to the Agent in immediately available funds, no later than 2:00 p.m., Minneapolis time, on the date of such notice. The proceeds of such Revolving Loans shall be distributed by the Agent to the Swing Line Bank and immediately applied by the Swing Line Bank to repay the Refunded Swing Line Loans.
(b)    If, for any reason, Revolving Loans may not be (as determined by the Agent in its sole discretion), or are not, made pursuant to Section 2.7(a) to repay Swing Line Loans, then, effective on the date such Revolving Loans would otherwise have been made, each Bank severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in such Swing Line Loans (“Unrefunded Swing Line Loans”) in an amount equal to the amount of Revolving Loans which would otherwise have been made by such Bank pursuant to Section 2.7(a). Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation (the “Swing Line Participation Amount”), and the proceeds of such participation shall be distributed by the

Agent to the Swing Line Bank in such amount as will reduce the amount of the participating interest retained by the Swing Line Bank in its Swing Line Loans.
(c)    Whenever, at any time after the Swing Line Bank has received from any Bank such Bank’s Swing Line Participation Amount, the Swing Line Bank receives any payment on account of the Swing Line Loans, the Swing Line Bank will distribute to such Bank its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Bank will return to the Swing Line Bank any portion thereof previously distributed to it by the Swing Line Bank.
(d)    Each Bank’s obligation to make the Loans referred to in Section 2.7(a) and to purchase participating interests pursuant to Section 2.7(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence and continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent specified in Article VI; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
Section 2.8    Letters of Credit.
(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, and on the condition that aggregate Letter of Credit Obligations shall never exceed the lesser of (i) $50,000,000 or (ii) the Commitments, and that the sum of Letter of Credit Obligations plus Loans shall never exceed the aggregate Commitments of all Banks, the Agent agrees to issue letters of credit for the account of the Borrower or any Subsidiary, as provided in Section 2.8(f), upon request by the Borrower to the Agent (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, along with letters of credit issued under the Existing Credit Agreement, being herein collectively called the “Letters of Credit”). No Letter of Credit shall expire later than the earlier to occur of (x) the fifth Business Day prior to the Termination Date and (y) one year after its issuance, provided that, that Letters of Credit may automatically extend absent notice of termination by the Agent; provided, further, that the expiry date of a Letter of Credit may be later than the fifth Business Day prior to the Termination Date if the Borrower has, on or before the fifth Business Day prior to the Termination Date, (i) posted cash collateral to the Agent on terms satisfactory to the Agent in an amount equal to 105% of the Letter of Credit Obligations with respect to such Letter of Credit to be held and applied in accordance with the terms of Section 10.3, (ii) delivered to the Agent a backstop letter of credit issued by a financial institution reasonably satisfactory to the Agent, or (iii)

otherwise entered into an alternative arrangement reasonably satisfactory to the Agent with respect to such Letter of Credit. Upon the date of the issuance of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed without further action by any party hereto, to have purchased from the Agent, a participation, in its Percentage, in such Letter of Credit and the related Letter of Credit Obligations.
(b)    Purchase Unconditional. Each Bank’s purchase of a participating interest in a Letter of Credit pursuant to Section 2.8(a) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Agent, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent in Article VI; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Bank; (v) the expiry date of any Letter of Credit occurring after such Bank’s Commitment has terminated; or (vi) any other circumstance, happening or event whatsoever, whether or not similar or any of the foregoing.
(c)    Additional Provisions. The following additional provisions shall apply to each Letter of Credit:
(i)    Upon receipt of any request for a Letter of Credit, the Agent shall notify each Bank of the contents of such request and of such Bank’s Percentage of the amount of such proposed Letter of Credit.
(ii)    No Letter of Credit may be issued if after giving effect thereto the Letter of Credit Obligations shall exceed $50,000,000 or if the sum of (A) the aggregate outstanding principal amount of Loans plus (B) the aggregate Letter of Credit Obligations would exceed the aggregate Commitments of all Banks. The Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank’s Percentage of the Letter of Credit Obligations.
(iii)    Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify the Borrower and each Bank as to the amount to be paid as a result of such demand and the payment date. If at any time the Agent shall have made a payment to a beneficiary of such Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Bank will pay to Agent immediately upon demand by the Agent at any time during the period commencing after such payment until reimbursement thereof in full by the Borrower, an amount equal to such Bank’s Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 2:00 p.m. Minneapolis time on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.

(iv)    The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived, provided that this paragraph shall not relieve the Agent or any Bank of any liability resulting from the gross negligence, bad faith or willful misconduct of the Agent or such Bank, or otherwise affect any defense or other right that the Borrower may have as a result of such gross negligence, bad faith or willful misconduct. Such reimbursement may, subject to satisfaction of the conditions in Article VI and to the available Commitment (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Obligation), be made by the borrowing of Loans. The Agent will pay to each Bank such Bank’s Percentage of all amounts received from the Borrower for application in payment, in whole or in part, of a Letter of Credit Obligation, but only to the extent such Bank has made payment to the Agent in respect of such Letter of Credit pursuant to clause (iii) above.
(v)    The Borrower’s obligation to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit shall be performed strictly in accordance with the terms of this Agreement and the applicable Letter of Credit Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Agent under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (v), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agent nor the Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Agent; provided that the foregoing shall not be construed to excuse the Agent from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Agent’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Agent (as finally determined by a court of competent jurisdiction), the Agent shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto expressly agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Agent may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(vi)    The Borrower will pay to Agent for the account of each Bank (subject to Section 2.11 with respect to any Defaulting Bank) in accordance with its Percentage a letter of credit fee with respect to each Letter of Credit equal to an amount, calculated on the basis of daily amount available to be drawn on each Letter of Credit from time to time, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a per annum rate equal to the then-applicable Applicable Margin for Term SOFR Advances, such fee to be due and payable quarterly, in arrears on the Payment Dates. The Agent will pay to each Bank (subject to Section 2.11 with respect to any Defaulting Bank), promptly after receiving any payment in respect of letter of credit fee referred to in this clause (vi), an amount equal to the product of such Bank’s Percentage times the amount of such fees. The Borrower shall also pay to Agent at the Principal Office for the account of the Agent a fronting fee of 0.125% of the face amount of the applicable Letter of Credit. At all times that the rate of interest provided in Section 3.1(d) shall apply to the Loans, the fee paid for the account of the Banks under this Section shall be increased by 2.00% per annum. All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.
(vii)    The issuance by the Agent of each Letter of Credit shall be subject to the conditions precedent that the Borrower shall have executed and delivered such applications and other customary instruments and agreements relating to such Letter of Credit as the Agent shall have reasonably requested and are not inconsistent with the terms of this Agreement (the “Letter of Credit Agreements”). In the event of a conflict between the terms of this Agreement and the terms of any Letter of Credit Agreement (including the charging of any fees other than normal and customary reimbursable expenses), the terms hereof shall control.
(viii)    In the event that any Letter of Credit remains outstanding after the Termination Date, the Borrower shall deliver, prior to the Termination Date, cash collateral to be held and applied in accordance with the terms of Section 10.3, or a backstop letter of credit issued by a financial institution reasonably satisfactory to the Agent, or otherwise entered into an alternative arrangement reasonably satisfactory to the Agent with respect to any outstanding Letters of Credit.
(d)    Indemnification; Release. The Borrower hereby indemnifies and holds harmless the Agent and each Bank from and against any and all claims and damages, losses, liabilities, costs or expenses which the Agent or such Bank may incur (or which may be claimed against the Agent or such Bank by any Person whatsoever), regardless of whether caused in whole or in part by the negligence of any of the indemnified parties, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the gross negligence, bad faith or willful misconduct of the party seeking indemnification, or (ii) by the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law.
(e)    Existing Letters of Credit. Letters of Credit previously issued by the Agent under the Existing Credit Agreement that remain outstanding on the date hereof shall be deemed to be “Letters of Credit” for all purposes hereunder.
(f)    Issuance of Letters of Credit for Account of Subsidiaries. Upon request of the Borrower, Letters of Credit may be issued for the account of Subsidiaries of the Borrower. In such event, the Borrower shall be deemed to have irrevocably guarantied payment of the obligations of each Subsidiary in respect of Letters of Credit issued for the account of such Subsidiary, and if requested by the Bank, the Borrower shall, together with such Subsidiary, enter into the Letter of Credit Agreement as co-applicant or guarantor, and shall execute and deliver such other instrument of guaranty as shall be required by the Agent.
Section 2.9    Increase to Commitments. The Borrower may, on up to two occasions, increase the Commitments hereunder, by giving notice to the Agent, specifying the dollar amount of the increase (which shall be in a minimum amount of $10,000,000 plus integral multiples of $5,000,000, and which shall not result in total aggregate Commitments hereunder in excess of $250,000,000); provided, however, that an increase in the Commitments hereunder may only be made at a time when no Default or Event of Default shall have occurred and be continuing. The Borrower may increase the Commitments by either increasing a Commitment with an existing Bank or obtaining a Commitment from a new financial institution, the selection of which shall require the consent of the Agent, not to be unreasonably withheld or delayed. The Borrower, the Agent and each Bank or other financial institution that is increasing its Commitment or extending a new Commitment shall enter into an amendment to this Agreement setting forth the amounts of the Commitments, as so increased, providing that any new financial institution extending a new Commitment shall be a Bank for all purposes under this Agreement and effecting such other changes as the Borrower and the Agent shall deem necessary or advisable in connection with such increase of the Commitments hereunder. No such amendment shall require the approval or consent of any Bank whose Commitment is not being increased and no Bank shall be required to increase its Commitment unless it shall so agree in writing. Upon the execution and delivery of such amendment as provided above, this Agreement shall be deemed to be amended accordingly and the Agent shall adjust the funded amount of the Advances of the Banks so that each Bank (including the Banks with new or increased Commitments) shall hold their respective Percentages (as amended by such amendment) of the Advances outstanding and the unfunded Commitments (and each Bank shall so fund any increased amount of Advances).
Section 2.10    Purpose of the Loans. The Loans shall be used to support electrical generation and transmission operations of the Borrower and for purposes of funding working capital, capital expenditures, refinancing of obligations, including those arising under the Existing Credit Agreement, and other corporate purposes of the Borrower and its Subsidiaries, and shall not be used for non electrical operations of the Borrower and its Subsidiaries.
Section 2.11    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank (the “Default Period”):
(a)    Commitment Fees and Letter of Credit Commitments. Such Defaulting Bank’s Commitment, outstanding Loans and Participation Interests shall be excluded for purposes of calculating the Commitment Fees and Letter of Credit commissions payable to Banks, and such Defaulting Bank shall not be entitled to receive any Commitment Fee or Letter of Credit commission pursuant to Section 3.2 and Section 2.8(c)(vi), respectively, with respect to such Defaulting Bank’s Commitment and such fees with respect to such Defaulting Bank shall cease to accrue.
(b)    Voting. Such Defaulting Bank shall be deemed not to be a “Bank” for purposes of voting on any matters and the Commitment, outstanding Loans and Participation Interests of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.2).
(c)    Prepayments. To the extent permitted by applicable law, until the end of the Default Period, any voluntary prepayment of the Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Banks as if such Defaulting Bank had no Loans outstanding.
(d)    Reallocation of Swing Line Loans and Letters of Credit. If any Swing Line Loans or Letters of Credit are outstanding at the time a Bank becomes a Defaulting Bank then:
(i)    all or any part of such Defaulting Bank’s Participation Interests in such Swing Line Loans or Letters of Credit shall be reallocated among the non-Defaulting Banks in accordance with their respective Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Loans and Participation Interests plus such Defaulting Bank’s Loans and Participation Interests does not exceed the total of all non-Defaulting Banks’ Commitments and (y) the conditions set forth in Article VI are satisfied at such time; and
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Agent prepay such Defaulting Bank’s portion of the Swing Line Loans, or deliver collateral for such Defaulting Bank’s portion of drawings under Letters of Credit to be held as provided in Section 10.3 (to the extent not fully reallocated as provided in clause (i) above after giving effect to any partial reallocation thereunder), or enter into an alternative arrangement satisfactory to the

Agent with respect to such Defaulting Bank’s portion of the Swing Line Loans or Letters of Credit.
(e)    Application of Payments. Subject to application of voluntary prepayments as described in Section 2.11(c), any amount otherwise payable to a Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Sections 2.7(c), 2.8(c)(iv), 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 or 10.4) shall, in lieu of being distributed to such Defaulting Bank, be applied by the Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Bank to the Swing Line Bank hereunder, (iii) third, to the funding of any Loan or the funding of any Participation Interest in respect of which such Defaulting Bank has failed to fund its Percentage thereof as required by this Agreement, as determined by the Agent, (iv) fourth, at the election of the Agent and the Borrower, either to (x) repay Borrower Obligations to the non-Defaulting Banks, in such order of application as the Agent shall designate, or (y) be held on account with the Agent as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the non-Defaulting Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, (vi) sixth, if so determined by the Agent, distributed to the Banks other than the Defaulting Bank until the ratio of the total principal amount of the Borrower Obligations owed to such Banks to the total principal amount of the Borrower Obligations owed to all Banks equals such ratio immediately prior to the Defaulting Bank’s failure to fund any portion of any Loans or participations in Letters of Credit or Swing Line Loans and (vii) seventh, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction.
(f)    Remedy by Defaulting Bank. In the event that the Agent, the Borrower and the Swing Line Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Participation Interests of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Percentage. In addition, at such time as a Defaulting Bank ceases to be a Defaulting Bank, the Agent shall cause any and all collateral delivered by the Borrower pursuant to Section 2.11(d)(ii) to be promptly released and returned to the Borrower, and there shall be no retroactive adjustment to or accrual of any Commitment Fees or Letter of Credit commissions that would otherwise have been payable to such Defaulting Bank during the Default Period if such Defaulting Bank had not been a Defaulting Bank.
(g)    Non-exclusive Remedies. The rights and remedies against a Defaulting Bank under this Section 2.11 are in addition to other rights and remedies which Borrower may have against such Defaulting Bank with respect to any Funding Default and which the Agent or any Bank may have against such Defaulting Bank with respect to any Funding Default. Subject to Section 12.18, nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Bank which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.
Section 2.12    Replacement of Banks. If the Agent or a Bank provides the Borrower with a notice pursuant to Section 5.1, 5.2 or 5.3, or if any Bank becomes a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Defaulting Bank and the Agent, require such Bank or Defaulting Bank to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(a)    The Borrower shall have paid to the Agent the assignment fee specified in Section 12.3(b)(ii);
(b)    Such Defaulting Bank shall have received payment of an amount equal to the outstanding principal of its Loans and its portion of the Swing Line Participation Amount, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and
(c)    Such assignment does not conflict with applicable law.
Section 2.13    Authorized Representatives. The Borrower shall act hereunder through the Authorized Representatives designated from time to time and all notices and requests to be given and received by the Borrower, including requests for Loans and designation of amounts of Advances and Interest Periods, shall be given by and directed to such Authorized Representatives.
Section 2.14    Extensions of Commitments.
(a)    The Borrower may from time to time, pursuant to the provisions of this Section 2.14, agree with one or more Banks holding Commitments to extend the Termination Date, and otherwise modify the terms of such Commitments or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments or any portion thereof (each, such modification an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Banks, in each case on a pro rata basis (based on their respective Percentages) and on the same terms to each such Bank. In connection with each Extension, the Borrower will provide notification to the Agent (for distribution to the Banks), no later than 60 days prior to the Termination Date of the requested new termination date for the extended Commitments (each an “Extended Termination Date”) and the due date for Bank responses. In connection with any Extension, each Bank wishing to participate in such Extension shall, prior to such due date, provide the Agent with a written notice thereof in a form reasonably satisfactory to the Agent. Any Bank that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.

(b)    Each Extension shall be subject to the following:
(i)    no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Banks or at the time of such Extension;
(ii)    except as to interest rates, fees, termination date and increase to Commitments under Section 2.9 (which shall, subject to immediately clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Commitment of any Bank extended pursuant to any Extension shall have the same terms as the Commitments of the Banks that did not agree to the Extension Offer;
(iii)    the final termination date of the Commitments to be extended pursuant to an Extension shall be later than the final termination date of the Commitments of the Banks that did not agree to the Extension Offer;
(iv)    if the aggregate amount of Commitments in respect of which Banks shall have accepted an Extension Offer exceeds the maximum aggregate amount of Commitments offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Commitments shall be extended ratably up to such maximum amount based on the relative Commitments of the Banks that accepted such Extension Offer;
(v)    all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Banks in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Agent;
(vi)    any applicable Minimum Extension Condition shall be satisfied; and
(vii)    no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 6.2 shall be satisfied (with all references in such Section to a request for a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Representative of the Borrower.
(c)    If at the time any Extension of Commitments (as so extended, “Current Extension Commitments”) becomes effective, there will be Commitments or Revolving Loans attributable to a prior Extension that will remain outstanding (collectively, the “Prior Extension Commitments”), then, if the interest rate spread applicable to any such Current Extension Commitments exceeds the interest rate spread applicable to such Prior Extension Commitments by more than 0.25%, then the interest rate spread applicable to such Prior Extension Commitments shall be increased so that it equals the interest rate spread applicable to the Current Extension Commitments (calculated as provided above).

(d)    The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount be agreed to by the Banks subject to such Extension (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 4.5 will not apply to Extensions of Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.14, including to any payment of interest or fees in respect of any Commitments or Revolving Loans that have been made extended or made pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitments or Revolving Loans of Banks that did not extend their Commitments, in each case as is set forth in the relevant Extension Offer.
(e)    The Banks hereby irrevocably authorize the Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order establish new classes of Commitments and Revolving Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.14. Notwithstanding the foregoing, the Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Banks with respect to any matter contemplated by this Section 2.14 and, if the Agent seeks such advice or concurrence, the Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Banks and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrower by the Agent hereunder shall be binding on the Banks. Without limiting the foregoing, in connection with any Extension, the Borrower and any Material Subsidiary shall execute such agreements, confirmations or other documentation as the Agent shall reasonably request to accomplish the purposes of this Section 2.14.
(f)    In connection with any Extension, the Borrower shall provide the Agent at least 60 days’ (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Agent to accomplish the purposes of this Section 2.14.
Section 2.15    Tax Matters. (a) No Person can become a Bank unless it is either a United States Person or an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Person represents and warrants to the Agent and the Borrower that it is entitled to receive interest payments without withholding or deduction of any taxes and executes and delivers to the Agent and the Borrower a United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY and/or W-9 or any successor to any of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all federal income taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States federal income taxes or other taxes on payment of interest, principal of fees hereunder, (b) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(b) and Section 12.3(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and (c) for purposes of determining withholding taxes imposed under FATCA, from and after October 29, 2015, the Borrower and the Agent shall treat (and the Banks hereby authorize the Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
ARTICLE III

INTEREST AND FEES.
Section 3.1    Interest.
(a)    Term SOFR Advances. The unpaid principal amount of each Term SOFR Advance shall bear interest prior to maturity at a rate per annum equal to the Term SOFR Rate in effect for each Interest Period for such Term SOFR Advance.
(b)    Base Rate Advances. The unpaid principal amount of each Base Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Base Rate plus the Applicable Margin per annum.
(c)    Swing Line Loans. The unpaid principal amount of all Swing Line Loans shall bear interest prior to maturity at a rate per annum equal to the Daily Term SOFR Rate.
(d)    Interest After Maturity. Any amount of the Loans not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 2.00% in excess of the Base Rate in effect from time to time.
(e)     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the

Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section 3.1(e) shall be cumulated and the interest and charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, has been received by such Bank.
Section 3.2    Commitment Fee. The Borrower shall (subject to Section 2.11 with respect to any Defaulting Bank) pay fees (the “Commitment Fees”) to the Agent for the account of the Banks (in accordance with their respective Percentages) in an amount determined by applying the Applicable Commitment Fee Rate per annum to the average daily unused amount of the Commitments (with the face amount of all Letters of Credit deemed usage for such purpose, but Swing Line Loans not deemed usage) of the Banks for the period from the date hereof to the Termination Date.
Section 3.3    Computation. Interest and Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days, provided, that any interest or fee calculated with reference to the Base Rate shall be computed on the basis of actual days elapsed and a year of 365/366 days.
Section 3.4    Payment Dates. Accrued interest under Section 3.1(a), (b) and (c), and Commitment Fees shall be payable on the applicable Payment Dates. Accrued interest under Section 3.1(d) shall be payable on demand.
Section 3.5    Agent’s Fee. The Borrower shall pay to the Agent fees described in the Agent’s Fee Letter.
ARTICLE IV

PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
OF THE CREDIT AND SETOFF.
Section 4.1    Repayment. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.
Section 4.2    Optional Prepayments. The Borrower may, upon at least one (1) Business Day’s (in the case of Base Rate Advances, or three (3) Business Days’ in the case of Term SOFR Advances) prior written or telephonic notice received by the Bank, prepay the Loans, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty. In the event that the Loans are being refinanced, any such notice may be made contingent upon the closing of such refinancing. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $50,000 or an integral multiple thereof. Any prepayment of a Term SOFR Advance shall be in an amount equal to the remaining entire principal balance of such Advance.
Section 4.3    Optional Reduction or Termination of Commitment. The Borrower may, at any time, upon no less than one (1) Business Day prior written or telephonic notice received by the Agent, reduce the Commitment, with any such reduction in a minimum amount of $500,000 or an integral multiple thereof. In the event that the Loans are being refinanced, any such notice may be made contingent upon the closing of such refinancing. Upon any reduction in the Commitment pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans plus the Letter of Credit Obligations exceeds the Commitment as so reduced. Amounts so paid cannot be reborrowed. The Borrower may, at any time, upon not less than one (1) Business Day prior written notice to the Agent, terminate the Commitment in its entirety. Upon termination of the Commitment pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination and all other unpaid obligations of the Borrower to the Banks hereunder. All payment described in this Section is subject to the provisions of Section 2.6. Notwithstanding the foregoing, the Commitment may not be reduced to an amount below outstanding Letter of Credit Obligations, or terminated if Letters of Credit are outstanding (unless the Borrower has provided cash collateral or a backstop letter of credit issued by a financial institution reasonably satisfactory to the Agent, or otherwise entered into an alternative arrangement reasonably satisfactory to the Agent with respect to any outstanding Letters of Credit).
Section 4.4    Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made (subject only to required withholding by the Borrower in the case of non-compliance by a Bank with the requirements of Section 12.3(e)) without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Agent in Minneapolis, Minnesota, provided, however, that the Swing Line Bank and the Borrower shall enter into mutually acceptable arrangements for payment of the Swing Line Loans which may permit payment of the Swing Line Loans later than such time. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Agent shall promptly distribute in like funds to each Bank its Percentage share of each such payment of principal, interest and Commitment Fees. Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Agent is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).
Section 4.5    Proration of Payments. If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, interest on, or fees with respect to any Loan, or payment of any Letter of Credit Obligations, in any case in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Loans held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. This Section 4.5 shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.
Section 4.6    Senior Indebtedness Prepayment Event.
(a)    If a Senior Indebtedness Prepayment Event shall occur, the Borrower shall offer to reduce the Commitments hereunder in Ratable Portion not later than the date of prepayment, purchase or redemption of the relevant Senior Indebtedness, by written notice given to the Agent not later than any notice required under the relevant Senior Indebtedness Agreement. The Agent shall promptly give notice of such offer to the Banks and shall require such a reduction unless directed not to require such a reduction by the Required Banks.
(b)    If such a reduction of the Commitments shall be so required, it will become effective upon the prepayment, purchase or redemption by the Borrower of the relevant Indebtedness under the relevant Senior Indebtedness Agreement. Upon such reduction, if the Loans and the Letter of Credit Obligations outstanding shall exceed the Commitment as so reduced, the Borrower shall (i) pay any Loans, and (ii) deliver cash collateral for the Letter of Credit Obligations to be held and applied in accordance with the terms of Section 10.3, in the amount of such excess. Failure by the Borrower to so pay the Loans or deliver such cash collateral shall constitute an Event of Default under Section 10.1(a) hereof.
(c)    For such purpose, a “Ratable Portion” shall mean a fraction the numerator of which is equal to the amount of the prepayment, purchase or redemption of the Indebtedness under the relevant Senior Indebtedness Agreement that the Borrower is required to make or offer to make, and the denominator of which is the aggregate principal amount of such Indebtedness outstanding.
ARTICLE V

ADDITIONAL PROVISIONS RELATING TO LOANS
Section 5.1    Increased Costs. If, as a result of any change or adoption after the date hereof of any law, rule, regulation, treaty or directive or in the interpretation or administration thereof, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted or issued:

(a)    any tax, duty or other charge with respect to any Loan, the Notes or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of interest or principal of the Loans or of the Commitment Fees (other than (i) taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office and (ii) any U.S. federal withholding taxes imposed under FATCA) is changed;
(b)    any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank, excluding any reserve or other requirement reflected in the calculation of Term SOFR, is imposed, modified or deemed applicable;
(c)    any increase in the amount of capital or liquidity required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable as a consequence of this Agreement or the Loans made by such Bank; or
(d)    any other condition (other than any condition relating to taxes, duties, or other charges as set forth in clause (a) above) affecting this Agreement or the Commitments is imposed on any Bank or the relevant funding markets;
and such Bank determines that, by reason thereof, the cost to such Bank of making, converting, continuing or maintaining the Loans, issuing or participating in the Letters of Credit or extending its Commitment is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of any Loan is reduced to a level below which such Bank could have achieved but for such change (taking into consideration such Bank’s policies with respect to capital adequacy);
then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction. Any Bank making such demand shall inform the Borrower of the basis for such demand, and provide a statement showing, in reasonable detail, calculation of the amount demanded. The Borrower will promptly notify such Bank if the Borrower does not agree to such Bank’s determination of any such amount. Any Bank’s reasonable determination of such amount shall be presumed correct, absent its manifest error or negligence in determining such amounts. In determining such amounts, the Banks may use any reasonable averaging, attribution and allocation methods. Notwithstanding the foregoing, no Bank shall charge the Borrower for additional amounts for such additional costs or reductions: (i) which additional amounts applied or accrued more than 90 days prior to the time that such Bank became aware of the event giving rise to such additional costs or reductions; or (ii) unless such Bank is generally requiring payment under comparable provisions of its agreements with similarly situated borrowers.
Section 5.2    Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement.
(a)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 5.2(b), if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Banks notify the Agent that the Required Banks have determined, that:
(i)    for any reason in connection with any request for a Term SOFR Advance or a conversion or continuation thereof, or any request for a Daily Term SOFR Loan, that the Adjusted Term SOFR Screen Rate for any requested Interest Period with respect to a proposed Term SOFR Advance, or Daily Term SOFR Base Rate for any requested Daily Term SOFR Loan, as applicable, does not adequately and fairly reflect the cost to such Banks of the funding such Loans, or
(ii)    the interest rate applicable to Term SOFR Advances for any requested Interest Period or to Daily Term SOFR Loans is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Agent shall suspend the availability of Term SOFR Advances and Daily Term SOFR Loans, as applicable, and require any affected Term SOFR Advances or Daily Term SOFR Loans, as applicable, to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 2.6.
(b)    Benchmark Replacement.
(i)    Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Agent to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Banks of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 5.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2(b).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon notice to the Borrower by the Agent in accordance with Section 12.5 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 5.2(b), the Borrower may revoke any request for a Term SOFR Advance or Daily Term SOFR Loan, or any request for the conversion or continuation of a Term SOFR Advance to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Advance or conversion to a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 5.3    Changes in Law Rendering Term SOFR Advances Unlawful. If any Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to a then-current Benchmark, or to determine or charge interest rates based upon such Benchmark, then, upon notice thereof by such Bank to the Borrower (through the Agent), (a) any obligation of such Bank to make or continue Advances based on such Benchmark or to convert Base Rate Advances to Advances based on such Benchmark shall be suspended, and (b) if such notice asserts the illegality of such Bank making or maintaining Base Rate Advances the interest rate on which is determined by reference to a component of the Base Rate based on such Benchmark, the interest rate on which Base Rate Advances of such Bank shall, if necessary to avoid such illegality, be determined by the Agent without reference to such component of the Base Rate, in each case until such Bank notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Bank (with a copy to the Agent), convert each affected Loan of such Bank to a Base Rate Advance (the interest rate on which Base Rate Advance shall, if necessary to avoid such illegality, be determined by the Agent without reference to such component of the Base Rate), either on the last day of the Interest Period therefor, if such Bank can lawfully continue to maintain such Loan to such day, or immediately, if such Bank cannot lawfully continue to maintain such Loan, and (y) if such notice asserts the illegality of such Bank determining or charging interest rates based upon such Benchmark, the Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the affected component thereof until the Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon such Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.6.
Section 5.4    Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each Term SOFR Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the Term SOFR Rate for such Interest Period (whether or not any Bank shall have granted any participations in such Advances).
ARTICLE VI

CONDITIONS PRECEDENT
Section 6.1    Conditions of Closing. This Agreement shall become effective, and shall govern Loans made and Letters of Credit issued under the Existing Credit Agreement and further Loans and Letters of Credit to be made hereunder, subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below, that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent and the following shall have occurred:
(a)    The Notes (if any), duly executed by the Borrower.
(b)    A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of the Borrower with all amendments thereto, and (iv) a copy of the By-Laws of the Borrower with all amendments thereto.
(c)    A Certificate of Good Standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials.
(d)    An opinion of counsel to the Borrower, addressed to the Banks, in substantially the form of Exhibit C.
(e)    The Agent’s Fee Letter and payment of all fees and reimbursements payable hereunder and thereunder.
(f)    (i) the Agent shall have received evidence satisfactory to it of the payment of all interest, fees and premiums, if any, on all loans and other extensions of credit outstanding under the Existing Credit Agreement and (ii) the Departing Banks shall have received payment in full of all of the obligations under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement).
(g)    Upon the reasonable request of any Bank made at least ten (10) days prior to the date hereof, the Borrower shall have provided to such Bank the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, in each case at least five (5) days prior to the date hereof.
(h)    At least five (5) days prior to the date hereof, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification in relation to Borrower.
Section 6.2    Conditions Precedent to all Loans and Issuances of Letters of Credit. The obligation of the Banks to make any Loan hereunder or of the Agent to issue any Letter of Credit hereunder shall be subject to the satisfaction or waiver of the following conditions precedent (and any request for a Loan or issuance of a Letter of Credit shall be deemed a representation by the Borrower that the following are satisfied):
(a)    Before and after giving effect to such Loan or issuance of such Letter of Credit, the representation and warranties contained in Article VII shall be true and correct in all material respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of the date of such Loan or issuance of such Letter of Credit, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and
(b)    Before and after giving effect to such Loan or issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Banks to enter into this Agreement, to grant the Commitments and to make Loans hereunder, the Borrower represents and warrants to the Agent and the Banks:
Section 7.1    Organization, Standing, Etc. The Borrower and each of its corporate Material Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower and each of the Material Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.
Section 7.2    Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
Section 7.3    No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Material Subsidiary, which in any such case under subsection (a) or (c) would reasonably constitute an Adverse Event. Neither the Borrower nor any Material Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.
Section 7.4    Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been made or obtained and are in full force and effect, provided, however, the Borrower is required to make an annual filing of its capital structure with the Minnesota Public Utilities Commission, and such Commission may thereafter issue orders approving or disapproving of the Borrower’s capital structure and except for routine notices to public utility commissions.
Section 7.5    Financial Statements and Condition. The Borrower’s audited consolidated financial statements as of December 31, 2021, and the Borrower’s unaudited quarterly financial statements as of June 30, 2022, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except, in the case of the unaudited quarterly financial statements, for the absence of footnotes and for year-end audit adjustments) and fairly present in all material respects the financial condition of the Borrower and the Subsidiaries, taken as a consolidated enterprise, as at such dates and the results of their operations for the fiscal year then ended. As of the dates of such consolidated financial statements, neither the Borrower nor any Material Subsidiary had any material obligation, contingent liability, liability for taxes or long term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto. Since December 31, 2021, no Adverse Event has occurred.
Section 7.6    Litigation and Contingent Liabilities. Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Material Subsidiary, would constitute an Adverse Event. Except as described in Schedule 7.6, neither the Borrower nor any Material Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.
Section 7.7    Compliance. The Borrower and the Material Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them, except where non-compliance thereof would not constitute an Adverse Event.
Section 7.8    Environmental, Health and Safety Laws. To the best of the Borrower’s knowledge after due inquiry, there does not exist any violation by the Borrower or any Material Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which would constitute an Adverse Event. Neither the Borrower nor any Material Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action would constitute an Adverse Event.
Section 7.9    ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, except where non-compliance would not constitute an Adverse Event. No Reportable Event which would be an Adverse Event, has occurred and is continuing with respect to any Plan. As of the date hereof and as of each January 1, all of the minimum funding standards applicable to such Plans have been satisfied and all required contributions to such Plans have been made, except where nonsatisfaction or nonpayment would not constitute an Adverse Event, and there exists no event or condition which would constitute grounds for the institution of proceedings to terminate, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA, except for any event or condition which would not constitute an Adverse Event.
Section 7.10    Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Federal Reserve Board) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.
Section 7.11    Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good and marketable title to, or valid leasehold interests in or easements or other limited property interests in, its real properties necessary in the ordinary course of its business and good and sufficient title to its other material properties, except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above would not constitute an Adverse Event. None of the properties, revenues or assets of the Borrower or any of the Material Subsidiaries is subject to a Lien, except for Liens disclosed in the consolidated financial statements referred to in Section 7.5 or permitted under Section 9.8.
Section 7.12    Taxes. Each of the Borrower and the Material Subsidiaries has filed all federal and material state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments of which it has received notice made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees, charges or assessments the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and other than taxes, fees, charges or assessments with respect to which the failure to pay would not constitute an Adverse Event). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges, except for Liens or claims which would not constitute an Adverse Event.

Section 7.13    Trademarks, Patents. Each of the Borrower and the Material Subsidiaries possesses or has the right, by way of ownership, license or otherwise, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others, except where the lack of such possession or right or where the existence of such conflict would not constitute an Adverse Event.
Section 7.14    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
Section 7.15    Subsidiaries. Schedule 7.15 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.
Section 7.16    Partnerships and Joint Ventures. Schedule 7.16 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.
Section 7.17    Senior Debt. The Loans are senior unsecured Indebtedness of the Borrower, and are pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.
Section 7.18    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(a)    The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti- Corruption Laws, applicable Sanctions and Anti-Money Laundering Laws in all material respects. The Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by the Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. None of the Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower or any such Subsidiary, any of their respective directors, officers, employees or agents of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions, including sanctioned governments or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (at the time of this Agreement, Crimea Region of Ukraine, the Donetsk People’s Republic, the Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

(b)    Neither the making of the Loans nor the issuance of any Letter of Credit hereunder nor the use of the proceeds thereof nor any other transactions of the Loan Parties contemplated hereby will violate Anti-Money Laundering Laws (including the PATRIOT Act), Anti-Corruption Laws, applicable Sanctions, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.
Section 7.19    Affected Financial Institutions. Neither the Borrower nor any Subsidiary is an Affected Financial Institution.
Section 7.20    Benefit Plans. The Borrower is not a Benefit Plan and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
Section 7.21    Beneficial Ownership Certification. The information included in any Beneficial Ownership Certification is true, correct and complete in all respects.
ARTICLE VIII

AFFIRMATIVE COVENANTS
From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Notes (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will do, and will cause each Material Subsidiary (except in the instance of Section 8.1) to do, all of the following:
Section 8.1    Financial Statements and Reports. Furnish to the Agent for distribution to the Banks:
(a)    As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual audited financial statements of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous fiscal year, certified without a “going concern” or like qualification, or a qualification arising out the scope of the audit, by independent certified public accountants of recognized standing selected by the Borrower, together with any related management letters.
(b)    As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year, a copy of the unaudited financial statements of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP (except for the absence of footnotes and for year-end audit adjustments), signed by a senior financial officer of the Borrower, consisting of at least consolidated statements of income and cash flow for the Borrower and its Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter.
(c)    Together with the consolidated financial statements furnished by the Borrower under Sections 8.1(a) and 8.1(b), a Compliance Certificate signed by a senior financial officer of the Borrower, which shall confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
(d)    As soon as available and in any event within 120 days after the end of each fiscal year of OTC, the annual audited financial statements of OTC and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous fiscal year, certified without a “going concern” or like qualification, or a qualification arising out of the scope of the audit, by independent certified public accountants of recognized standing selected by OTC (it being agreed that the furnishing of OTC’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy obligation under this Section 8.1(d) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification, or a qualification arising out of the scope of the audit), together with any related management letters.
(e)    As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year, a copy of the unaudited financial statements of OTC and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP (except for the absence of footnotes and for year-end audit adjustments), signed by a senior financial officer of OTC, consisting of at least consolidated statements of income and cash flow for OTC and its Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of OTC and its Subsidiaries as at the end of such quarter (it being agreed that the furnishing of OTC’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the obligation under this Section 8.1(e) with respect to such quarter), and a statement from a senior financial officer of OTC that the financial statements are fairly stated in all material respects when considered in relation to the basic consolidated statements taken as a whole.
(f)    Promptly upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(g)    Promptly upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any “prohibited transaction” (as defined in Section 4975 of the Code), except for any Reportable Event or “prohibited transaction” which would not constitute an Adverse Event, a notice specifying the nature thereof and what action the

Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
(h)    Promptly after the same become publicly available, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
(i)    Copies of any order issued by the Minnesota Public Utilities Commission regarding the Borrower’s capital structure.
(j)    Promptly upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which, in each case if adversely determined, would constitute an Adverse Event.
(k)    Promptly upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Material Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters in which such violation or an adverse determination or result in such proceeding would constitute an Adverse Event.
(l)    Promptly following request thereof, provide such information and take such actions as are reasonably requested by the Agent or any Bank in order to assist the Agent and the Banks in maintaining compliance with the PATRIOT Act, other applicable Anti-Money Laundering Laws and the Beneficial Ownership Regulation.
(m)    Promptly after becoming aware of the occurrence thereof, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
Documents required to be delivered pursuant to clauses (a), (b), (d), (e) and (h) of this Section 8.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System or made available on the Borrower’s website.
Section 8.2    Corporate Existence. Except as permitted by Sections 9.1, 9.2 and 9.4, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and failure to so qualify or remain in good standing would constitute an Adverse Event, provided, that the Borrower may cause any Material Subsidiary to be dissolved that has substantially no assets, revenues or operations.
Section 8.3    Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by-law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.
Section 8.4    Payment of Taxes and Claims. File all federal and material state and local tax returns and reports which are required by law to be filed by it and pay before they become delinquent all federal and material state and local taxes, assessments and governmental charges and levies imposed upon it or its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside on the Borrower’s or such Material Subsidiary’s books in accordance with GAAP or if nonpayment thereof would not constitute an Adverse Event.
Section 8.5    Inspection. Permit any representative of the Agent to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times during normal business hours of the Borrower and the Subsidiaries, upon reasonable advance notice to the Borrower and the Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, the expenses of the Agent and its representatives for such visits, inspections and examinations shall be at the expense of the Agent, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.
Section 8.6    Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where the failure to do so would not constitute an Adverse Event.
Section 8.7    Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs in a manner that permits the preparation of financial statements in accordance with GAAP.
Section 8.8    Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards, including, without limitation, all Anti-Corruption Laws and applicable Sanctions, to which it may be subject, except where the failure so to comply would not constitute an Adverse Event.
Section 8.9    ERISA. Make all required contributions to each Plan and maintain each Plan in compliance with all its terms and all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, including without limitation minimum funding standards, except where the failure to so comply would not constitute an Adverse Event.
Section 8.10    Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety,

pollution, hazardous materials or other environmental matters to the extent non-compliance would constitute an Adverse Event.
Section 8.11    Failure to Approve Capital Structure. If the Minnesota Public Utilities Commission or any other governmental authority of appropriate jurisdiction shall issue an order finally determining not to approve, or finally disapproving of, this Agreement, the Borrower will terminate the Commitments and repay the Loans within sixty (60) days after such order becoming final (or within such shorter period as such order shall provide for such termination and repayment).
Section 8.12    Senior Debt. Take all actions necessary to assure that the Loans are senior unsecured Indebtedness of the Borrower, and are and remain pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver cash collateral or deposits under certain circumstances, as specifically provided herein).
Section 8.13    Ratings. Use commercially reasonable efforts to obtain and maintain Long Term Debt Ratings with S&P, Moody’s and Fitch.
Section 8.14    CoBank Equity and Security.
(a)    So long as CoBank (or its affiliate) is a Bank hereunder, (i) maintain its status as an entity eligible to borrow from CoBank (or its affiliate) and (ii) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank (or its affiliate) may not exceed the maximum amount permitted by the Bylaws and Capital Plan at the time this Agreement is entered into. Borrower acknowledges receipt of a copy of (x) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (y) CoBank’s Notice to Prospective Stockholders and (z) CoBank’s Bylaws and Capital Plan, which describe the nature of all of Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.
(b)    Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of Borrower’s patronage with CoBank, (ii) Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.
(c)    Notwithstanding anything herein or in any other Loan Document, each party hereto acknowledges that: (i) CoBank has a statutory first Lien pursuant to the Farm

Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the obligations hereunder; (iii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, without notice except as required by applicable law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the obligations hereunder for such value as may be required pursuant applicable law and CoBank’s Bylaws and Capital Plan (as each may be amended from time to time); (iv) the CoBank Equities shall not constitute security for the obligations hereunder due to the Agent or any other Bank; (v) to the extent that any of the Loan Documents create a Lien on the CoBank Equities, such Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the obligations hereunder are currently due and payable; and (vii) CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by Borrower or any other Loan Party, or at any other time, either for application to the obligations hereunder or otherwise. Borrower acknowledges that any corresponding tax liability associated with CoBank’s application of the value of the CoBank Equities to any portion of the obligations hereunder is the sole responsibility of Borrower.
ARTICLE IX

NEGATIVE COVENANTS
From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Notes (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will not, and will not permit any Material Subsidiary to, do any of the following:
Section 9.1    Merger. Merge, divide or consolidate or enter into an analogous reorganization or transaction with any Person; provided, however, that (a) any Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary (if such wholly-owned Subsidiary is the surviving corporation); (b) the Borrower and Material Subsidiaries may enter into Permitted Divestitures; (c) any wholly-owned Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 9.7 so long as the continuing or surviving Person shall be a wholly-owned Subsidiary; and (d) any non-wholly-owned Subsidiary of the Borrower may merge into another Subsidiary of the Borrower to the extent permitted under Section 9.2(c).

Section 9.2    Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:
(a)    sales, subleases, leases and licensing of assets in the ordinary course of business;
(b)    sales or other transfers (i) by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary, (ii) by a non-wholly-owned Subsidiary of the Borrower to the Borrower or a wholly-owned Subsidiary of the Borrower and (iii) by a non-wholly-owned Subsidiary to another non-wholly-owned Subsidiary to the extent permitted under clause (c), below;
(c)    Permitted Divestitures;
(d)    Permitted Sales and Leasebacks;
(e)    sales of used, obsolete, worn out or surplus property or property no longer used or useful in the conduct of its business;
(f)    sales of permitted cash equivalents for cash or cash equivalents;
(g)    synthetic leases described in subsection (h) of the definition of Interest-bearing Debt and subsection (d) of the definition of Interest Expense;
(h)    abandonment of non-material intellectual property assets in the ordinary course of business;
(i)    surrender, release or waiver of contract rights in the ordinary course of business;
(j)    sales or other dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property;
(k)    charitable donations in the ordinary course of business and consistent with past practices; and
(l)    sales to or other dispositions of Investments or assets into joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the date hereof or pursuant to an Investment permitted by Section 9.7.
Section 9.3    Plans. Permit any condition to exist in connection with any Plan which would constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, or permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.

Section 9.4    Ownership of Stock. Except as set forth on Schedule 9.4, take any action, or permit any Material Subsidiary to take any action, which would result in a decrease in the Borrower’s or any Material Subsidiary’s ownership interest in any Material Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned), other than as permitted under Section 9.1 or 9.2.
Section 9.5    Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks or the Agent which would: (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, except where such violation or breach would not constitute an Adverse Event, or (b) other than this Agreement or the other Loan Documents, prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary, except for (i) any such prohibition that applies only when a default shall exist under such agreement or shall result from such payment, acquisition or retirement; (ii) customary prohibitions or restrictions in joint venture agreements and similar agreements that relate solely to the activities of such joint venture; (iii) as to clause (b), customary prohibitions or restrictions contained in agreements relating to any asset sale or disposition pending such sale or disposition, provided that such prohibitions and restrictions apply only to the Subsidiary or its assets to be sold or disposed of and such sale or disposition is permitted hereunder; (iv) as to clause (b), restrictions and conditions imposed by any governmental authority; (v) as to clause (b), any such prohibition contained in any agreement, bond, note or other instrument (or any refinancing thereof) with respect to any Person or the property or assets of such Person acquired by the Borrower or any Subsidiary in an acquisition permitted hereunder and existing at the time of such acquisition; provided that such prohibition is not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person; (vi) any agreement evidencing any permitted renewal, extension, replacement or refinancing of any agreement referred to in the foregoing clause (v) so long as such renewal, extension, replacement or refinancing does not expand the scope of the restrictions described in clause (b); and (vii) as to clause (b), limitations or restrictions consisting of customary net worth, leverage or other financial covenants in each case contained in, or required by, any contractual obligation governing Indebtedness of a Subsidiary.
Section 9.6    Restricted Payments. Either: (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment, provided that dividends or distributions payable solely in shares or other equity interests to the holders of such share or other equity interests may be paid at any time; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Loans, except for (i) regularly-scheduled payments of interest and principal and mandatory prepayments of principal that are not otherwise prohibited by any document or agreement stating the terms of subordination of such other Indebtedness, and (ii) refinancing of the Indebtedness of the Borrower or a Subsidiary that is expressly subordinated in right of payment to the Loans by the incurrence of Indebtedness that is similarly subordinated in right of payment to the Loans.
Section 9.7    Investments. Acquire for value, make, have or hold any Investments in any other Person, except:

(a)    Investments outstanding or contemplated on the date hereof and listed on Schedule 9.7, and any increases or decreases in the value thereof or write-ups, write-downs, write-offs, reinvestments, renewals and extensions with respect to such Investments;
(b)    loans and advances to officers and employees in the ordinary course of business;
(c)    Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;
(d)    certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from S&P that is rated A- (or the equivalent thereof from any other nationally recognized rating service) or higher;
(e)    commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;
(f)    repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;
(g)    cash and demand deposits with any bank or trust company;
(h)    money market funds substantially all the assets of which are comprised of securities of the types described in any of clauses (c) through (f) above;
(i)    in the case of foreign Subsidiaries, short-term Investments comparable to clauses (c) through (h) above;
(j)    Investments in the nature of an indebtedness owed by the Borrower to any Subsidiary or any Subsidiary to the Borrower or another Subsidiary in connection with cash management of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practices;
(k)    Investments by the Borrower or any Material Subsidiary (i) outstanding on the date hereof (or refinancings thereof) in Subsidiaries (other than Material Subsidiaries) and (ii) in the Borrower or any Material Subsidiary;
(l)    Investments made after the date hereof in Subsidiaries that are not Material Subsidiaries, provided, that such Investments in the aggregate to such Subsidiaries that are not Material Subsidiaries shall not exceed $25,000,000 in aggregate amounts outstanding at any time (net of any repayment of loans or return of equity);
(m)    Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary) $80,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business or lines of business reasonably related to such present lines of business, provided, that not less than 10 Business Days prior to consummation of such Investment, the Borrower shall have provided pro forma financial statements to the Agent demonstrating that in the good faith judgment of the Borrower, the Borrower will continue to comply with the covenants of this Agreement after giving effect to such Investment, and provided, further, that consent of the Required Banks to such Investments in excess of such limits shall not be unreasonably withheld;
(n)    Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 9.2;
(o)    Investments consisting of hedging arrangements not otherwise prohibited hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;
(p)    accounts receivable, notes receivable and security deposits and prepayments arising and trade credit granted in the ordinary course of business and any prepayments and other credits to suppliers made in the ordinary course of business;
(q)    Investments resulting from pledges and deposits permitted by Section 9.8;
(r)    Investments in the form of Guaranties permitted by Section 9.9;
(s)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(t)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Material Subsidiary as a result of a foreclosure by the Borrower or any of the Material Subsidiaries with respect to any Investments or other transfer of title with respect to any Investment in default;
(u)    Investments of a Material Subsidiary acquired after the date hereof or of a corporation merged into the Borrower or merged into or consolidated with a Material Subsidiary in accordance with Section 9.1 after the date hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(v)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(w)    Investments by the Borrower or any Material Subsidiary, if the Borrower or any Material Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 9.6);
(x)    Investments in joint ventures with respect to one or more of the Borrower’s and Subsidiaries’ interests in generation and transmission assets, owned jointly with other electric utilities, incurred in the ordinary course of business;
(y)    Investments in joint ventures in one or more of the Borrower’s and Subsidiaries’ present lines of business in an aggregate amount not to exceed $15,000,000 at any time outstanding;
(z)    the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs; and
(aa)    any other Investments not otherwise permitted hereunder not to exceed $15,000,000 at any time outstanding.
Section 9.8    Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:
(a)    Liens in connection with the acquisition of property by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired (or accessions to such property, related records and proceeds thereof);
(b)    Liens existing on assets of Material Subsidiaries acquired after the date of this Agreement, which existed at the time of such acquisition and attach only to the assets of such Material Subsidiaries;
(c)    Liens existing on the date of this Agreement and disclosed on Schedule 9.8 hereto and Liens securing any extension, renewal, restatement or replacement of the credit facilities described on Schedule 9.8, provided, that Liens securing such extensions, renewals, restatements or replacement credit facilities shall not attach to materially different assets than the Liens disclosed on such Schedule 9.8 and shall not secure indebtedness exceeding the amount of credit facilities described on Schedule 9.8 (other than premiums, interest, fees or costs capitalized or required to be paid in connection with such extension, renewal, restatement or replacement credit facility);
(d)    Deposits or pledges and other Liens to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, in each case in the ordinary course of business of the Borrower or a Subsidiary;
(e)    Liens of landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business or imposed by-law and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(f)    Deposits and other Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Material Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(g)    Liens granted to secure obligations to any other holder of senior Indebtedness of the Borrower (including without limitation obligations to insurers of bond obligations of the Borrower constituting Interest-bearing Debt), provided, that (i) such Liens were required to be granted pursuant to agreements and instruments entered into by the Borrower prior to the date of this Agreement, and (ii) the Agent is granted a pari passu Lien, not subordinate in priority (whether due to time of filing or otherwise) to such Lien attaching to either (x) the same assets and rights as the Lien in favor of such other holder of senior Indebtedness (in which case if the Agent shall so notify the Borrower, the holder of such senior Indebtedness shall enter into an inter-creditor agreement reasonably satisfactory to the Agent confirming such respective priorities of such Liens), or (y) other assets that are reasonably acceptable to the Required Banks in their sole discretion to secure all Indebtedness and obligations of the Borrower hereunder, whether then existing or thereafter arising;
(h)    Liens of lessors of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;
(i)    Liens (to the extent falling under the definition of “Lien”) consisting of ownership interests (and protective filings respecting such ownership interests) of lessors of assets to the Borrower or any Subsidiary under any operating lease, and of licensors of intellectual property or other rights to the Borrower or any Subsidiary;
(j)    Liens (to the extent falling under the definition of “Lien”) consisting of rights of lessees or sublessees of assets of the Borrower or any Subsidiary leased in the ordinary course of the Borrower’s or such Subsidiary’s business, which leases do not materially interfere with the ordinary course of business of the Borrower or such Subsidiary;
(k)    Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods by the Borrower or any Subsidiary in the ordinary course of business and other similar Liens arising in the ordinary course of business of the Borrower or any Subsidiary;
(l)    Liens in favor of the Agent for the benefit of the Agent and the Banks under any provisions of this Agreement or any other Loan Document or any replacement, additional or successor agreement hereto or thereto, creating such Liens;

(m)    Liens for taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 8.4;
(n)    Liens securing Indebtedness incurred to pay annual premiums for property, casualty or liability insurance policies maintained by the Borrower or any Material Subsidiary; provided that such Liens attach only to insurance policies and proceeds thereof, and pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Material Subsidiary;
(o)    Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder; provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed of;
(p)    survey exceptions, encroachments, protrusions, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines and other similar minor title defects affecting the real property, or zoning or other restrictions as to the use of the real property or Liens incidental to the conduct of the business of the Borrower or any Material Subsidiary or to the ownership of its properties, in each case which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially and adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or any Material Subsidiary;
(q)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(h);
(r)    Liens encumbering cash collateral or other financial assets securing Investments consisting of hedging arrangements not otherwise prohibited hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;
(s)    Liens arising under or related to any statutory or common law provisions or other customary or contractual rights (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, including banker’s liens, rights of setoff or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained or held with a depositary or other financial institution or securities intermediary, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Material Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Material Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Material Subsidiary in the ordinary course of business;
(t)    Any encumbrance or restriction with respect to the equity interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement and encumbrances or restrictions in favor of other utility owners arising from agreements governing Borrower’s and its Subsidiaries’ interests in jointly owned electric generation plants and transmission lines;
(u)    Liens on securities that are the subject of repurchase agreements permitted by Section 9.7;
(v)    Liens solely on any cash earnest money deposits made by the Borrower or any Material Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(w)    Liens securing Indebtedness of the Borrower or any Subsidiary of the Borrower provided the aggregate amount of such Indebtedness does not exceed 20% of Total Capitalization;
(x)    CoBank’s Liens (including the right of setoff) in the CoBank Equities and in any cash patronage; and
(y)    Liens not otherwise permitted by this Section securing Indebtedness or other obligations not to exceed $15,000,000 in the aggregate at any time outstanding.
In no case shall Liens permitted hereunder apply to the stock of any Subsidiary (other than Liens, if any, under clause (g)) and in no case shall Liens under clause (d), (e), (f), (i), (j), (k), (m), (o) or (p) secure any Indebtedness for borrowed money or Indebtedness constituting obligations to issuers of letters of credit.
Section 9.9    Contingent Liabilities. Guaranty obligations of any other Person, except for:
(a)    Guaranties by the Borrower or any Material Subsidiary of obligations of the Borrower or any Subsidiary as lessee under any lease that is not a Capitalized Lease;
(b)    Guaranties by the Borrower to assure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, or performance, surety, statutory, stay, customs or appeal bonds, performance and completion guarantees, and other similar obligations, in the ordinary course of business of the Borrower or a Material Subsidiary or consistent with past practice;
(c)    Guaranties by the Borrower or any Subsidiary of the obligations of the Borrower or any Material Subsidiary under any unsecured Interest-bearing Debt the incurrence of which does not cause a Default or Event of Default; and
(d)    Other Guaranties limited as to principal of recovery to not more than $15,000,000 in the aggregate at any time outstanding.
Section 9.10    Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than such entity would obtain in a comparable arm’s-length transaction with a Person not a Related Party, excluding (i) transactions between the Borrower and OTC or a Material Subsidiary of the Borrower or a Material Subsidiary of OTC (as defined in that certain Fifth Amended and Restated Credit Agreement dated as of the date hereof between OTC, the Banks named therein and the Agent) and transactions between Material Subsidiaries and OTC or a Material Subsidiary of the Borrower or a Material Subsidiary of OTC (as defined in that certain Fifth Amended and Restated Credit Agreement dated as of the date hereof between OTC, the Banks named therein and the Agent), (ii) transactions otherwise expressly permitted (or required) with such Related Parties under this Agreement, (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or a Material Subsidiary, (iv) loans or advances to employees or consultants of the Borrower or any of its Subsidiaries otherwise permitted hereunder, (v) transactions among the Borrower or any Subsidiary permitted by this Agreement, (vi) the payment of fees, reasonable out-of-pocket costs and indemnities and provision of indemnification to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business, (vii) any employment agreement, benefit plan or arrangement or any health, disability or similar insurance plan which covers employees, entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (viii) any subscription agreement or similar agreement pertaining to the repurchase of equity interests pursuant to put/call rights or similar rights with employees, officers or directors, (ix) payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors of the Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement, (x) transactions with wholly-owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice, (xi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or a Material Subsidiary, provided, however, that (A) such director abstains from voting as a director of the Borrower or a Material Subsidiary on any matter involving such other person and (B) such person is not a Related Party for any reason other than such director’s acting in such capacity, (xii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice, (xiii) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries, (xiv) payments by the Borrower and the Subsidiaries pursuant to tax sharing agreements among the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, and (xv) the payment of fees, expenses, indemnities or other payments pursuant to the agreements in existence on the date hereof and set forth on Schedule 9.10 or any amendment thereto to the extent such an amendment is not adverse to the Banks in any material respect.
Section 9.11    Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time; or request any Loan or Letter of Credit, nor shall the Borrower use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) to fund any activities or business of or with any Person or government, or in any country or territory, that, at the time of such funding, is, the subject of Sanctions, (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in effect during the term of this Agreement or Anti-Money Laundering Laws, or (iii) in any other manner that would result in a violation of Sanctions by the Borrower or its Subsidiaries, or by any other Person solely as a result of such use of the Proceeds by the Borrower or its Subsidiaries (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
Section 9.12    Financial Covenant. Permit at any time, the ratio, as of the last day of any fiscal quarter of the Borrower, of (a) Interest-bearing Debt, to (b) Total Capitalization to be greater than 0.60 to 1.00.
ARTICLE X

EVENTS OF DEFAULT AND REMEDIES
Section 10.1    Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
(a)    The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of the Notes, or the Borrower shall fail to make within three (3) Business Days after the same becomes due, any interest on the Notes or any fee or other amount required to be made to the Banks pursuant to the Loan Documents;
(b)    Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Material Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Material Subsidiary in any certificate, statement, report or other writing required to be furnished by or on behalf of the Borrower to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;
(c)    The Borrower shall fail to comply with Section 8.2 or any Section of Article IX;
(d)    The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for thirty (30) calendar days after the Borrower obtains knowledge of such non-compliance;
(e)    The Borrower or any Material Subsidiary shall admit in writing that it is insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Material Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Material Subsidiary or for a substantial part of the property thereof and such appointment shall not be discharged, dismissed or stayed within 60 days;
(f)    Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Material Subsidiary and, if instituted against the Borrower or a Material Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Material Subsidiary, or shall remain undischarged, undismissed, unstayed or unbonded for 60 days, or an order for relief shall have been entered against the Borrower or such Material Subsidiary, or the Borrower or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
(g)    Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or any Material Subsidiary and, if instituted against the Borrower or any Material Subsidiary, shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall remain for 30 days undismissed, undischarged, unstayed or unbonded, or the Borrower or such Material Subsidiary shall consent to or acquiescence in such a proceeding; provided that any dissolution or proceeding not prohibited by Section 9.1 or Section 9.2 shall not constitute an Event of Default;
(h)    A final judgment or judgments for the payment of money in excess of the sum of $20,000,000 in the aggregate (to the extent not covered by third-party insurance as to which the insurer has not denied coverage in respect thereof) shall be rendered against the Borrower or a Material Subsidiary, and there is a period of 30 consecutive days during which (i) the Borrower or such Material Subsidiary has not discharged the same or provided for its discharge in accordance with its terms, or (ii) the Borrower or such Material Subsidiary has not procured a stay of execution, prior to any execution on such judgment or (iii) such judgment has not otherwise been dismissed, vacated or bonded pending appeal;
(i)    The termination of any Plan by the Borrower or any ERISA Affiliate if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event, or the termination of any Plan by the PBGC if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event;
(j)    The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Material Subsidiary in the aggregate in excess of $20,000,000 shall be accelerated, or the Borrower or a Material Subsidiary shall fail to pay any such Indebtedness (in excess of such amount) when due (beyond the applicable grace period with respect thereto) or, in the case of such Indebtedness payable on demand, when demanded (beyond the applicable grace period with respect thereto), or any other event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and, in each case, such nonpayment or other event shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness (in excess of such amount) or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity provided that this clause (j) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and provided further, that an Event of Default under this clause (j) caused by the occurrence of a breach or default with respect to Indebtedness in the aggregate in excess of $20,000,000 shall be cured for purposes of this Agreement upon the Person asserting such breach or default waiving such breach or default or upon the Borrower or a Material Subsidiary curing such breach or default if, at the time of such waiver or such cure the Agent has not exercised any rights or remedies with respect to an Event of Default under this clause (j);
(k)    Any material provision of any Loan Document shall not be, or shall cease to be, enforceable and binding in accordance with its terms (other than as permitted hereunder or thereunder), or the Borrower or any Material Subsidiary shall disavow or contest in writing its obligations under such Loan Document (other than as permitted hereunder or thereunder); or
(l)    Any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), that owned less than 5% of the shares of any voting class stock of the Borrower shall have acquired more than 25% of the shares of such voting stock.
Section 10.2    Remedies. If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur and be continuing with respect to the Borrower, the Commitments shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may (with the consent of the Required Banks) take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare that the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies under any other Loan Document, and (iv) enforce all rights and remedies under any applicable law.
Section 10.3    Letters of Credit. In addition to the foregoing remedies, if any Event of Default described in Section 10.1(e), (f) or (g) shall have occurred and be continuing, or if any other Event of Default shall have occurred and be continuing and the Agent shall have declared that the principal balance of the Notes is due and payable, the Agent may, with the consent of the Required Banks, and shall on direction of the Required Banks, require the Borrower to pay to the Agent an amount equal to all Letter of Credit Obligations. Such payment shall be in immediately available funds or in similar cash collateral reasonably acceptable to the Agent and shall be pledged to the Agent for the ratable benefit of the Banks. Such amount shall be held by the Agent in a cash collateral account until the outstanding Letters of Credit are terminated without payment or are paid and Letter of Credit Obligations with respect thereto are payable. In the event the Borrower defaults in the payment of any Letter of Credit Obligations, the proceeds of the cash collateral account shall be applied to the payment thereof. The Borrower acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to pay immediately to the Agent the amount provided under this Section, and that the Agent shall, on behalf of the Banks, have the right to require the Borrower to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Borrower to make any payment required under this Section, the Agent, on behalf of the Banks, may proceed to use all remedies available at law or equity to enforce the obligation of the Borrower to pay or reimburse the Agent. The balance of any payment due under this Section shall bear interest payable on demand until paid in full at a per annum rate equal to the Base Rate plus 2.00%.
Section 10.4    Setoff. In addition to, and without limitation of, any rights of the Banks under applicable law, if any Event of Default occurs and is continuing, upon written direction by the Agent to such effect any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Bank to or for the credit or account of the Borrower may be offset and applied toward the payment of the Borrower Obligations then due and payable owing to such Bank. Each Bank agrees to promptly notify the Borrower and the Agent after any such setoff and application made by such Bank; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.5    Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Borrower Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in Section 10.2), the Agent shall apply any amounts it receives on account of the Borrower Obligations in the following order:
(a)    first, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 2.6 or Article V) payable to the Agent in its capacity as such;
(b)    second, to payment of fees, indemnities and other reimbursable expenses (other than principal, Letter of Credit Obligations, interest, fees under Section 2.8(c)(vi), and Commitment Fees) payable to the Banks and the Agent (including fees, charges and disbursements of counsel to the Banks and the Agent as required by Section 12.4 and amounts payable under Section 2.6 or Article V);
(c)    third, to payment of accrued and fees under Section 2.8(c)(vi), Commitment Fees and interest on the Loans and Letter of Credit Obligations, ratably among the Banks in proportion to the amounts described in this Section 10.5(c) payable to them;

(d)    fourth, (i) to payment of that portion of the Borrower Obligations constituting unpaid principal of the Loans, Letter of Credit Obligations and (ii) to cash collateralize that portion of Letter of Credit Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 10.3, ratably among the Banks in proportion to the respective amounts described in this Section 10.5(d) payable to them; provided that (x) any amounts applied pursuant to clause (ii) above shall be paid to the Agent for its account to cash collateralize such Letter of Credit Obligations, (y) subject to Section 2.8, amounts used to cash collateralize the Letter of Credit Obligations pursuant to this Section 10.5(d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral attributable to such Letter of Credit shall be distributed in accordance with this Section 10.5(d);
(e)    fifth, to payment of all other Borrower Obligations ratably among the Agent and the Banks based upon the respective aggregate amounts of all such Borrower Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(f)    last, the balance, if any, to the Borrower or as otherwise required by Law.
ARTICLE XI

THE AGENT
Section 11.1    Appointment and Grant of Authority. Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement and the other Loan Documents. The Agent shall have and may exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Bank to the extent set forth in this Agreement and the other Loan Documents.
Section 11.2    Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent’s possession.

Section 11.3    Responsibility of the Agent and Other Matters.
(a)    The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section. The duties of the Agent shall be mechanical and administrative in nature.
(b)    Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence, bad faith or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine: (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of the Loan Agreements; (ii) the collectability of any amounts owed by the Borrower; (iii) any recitals or statements or representations or warranties in connection with this Agreement or the Notes; (iv) any failure of any party to this Agreement to receive any communication sent; or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.
(c)    The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in-any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on the Borrower’s part.
Section 11.4    Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and (ii) in the case of such instructions, from all the Banks.
Section 11.5    Indemnification. To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence, bad faith or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the reasonable and documented costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with this Agreement or the Notes.
Section 11.6    U.S. Bank National Association and Affiliates. With respect to U.S. Bank National Association’s Commitment and any Loans by U.S. Bank National Association under this Agreement and any Note and any interest of U.S. Bank National Association in any Note, U.S. Bank National Association shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. U.S. Bank National Association and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if U.S. Bank National Association were not the Agent.
Section 11.7    Notice to Holder of Notes. The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.
Section 11.8    Successor Agent. The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Borrower, with the effectiveness of such resignation subject to the appointment and acceptance of a successor Agent. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent (subject to the Borrower’s approval, such approval not to be unreasonably withheld or delayed). If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent with a combined capital and surplus of at least $500,000,000 (or an affiliate of any such bank).
Section 11.9    Co-Documentation Agents Syndication Agent and Lead Arrangers. None of the Co-Documentation Agents, Syndication Agent or Lead Arrangers shall have any duties, responsibilities or liabilities in such capacities.
Section 11.10    Additional ERISA Matters.
(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto, to the date such Person ceases being a Bank party hereto, for the benefit of the Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its affiliates, that at least one of the following is and will be true: (i) such Bank is not using “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE XII

MISCELLANEOUS
Section 12.1    No Waiver and Amendment. No failure on the part of the Banks or the holder of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by-law. No notice to or demand on the Borrower not required hereunder or under the Notes shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or the holder of the Notes to any other or further action in any circumstances without notice or demand.
Section 12.2    Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the Required Banks (subject to Section 2.11 with respect to any Defaulting Bank) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not materially and adversely affect the rights of any Bank; provided further, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and each of the Banks directly affected thereby (subject to Section 2.11 with respect to any Defaulting Bank):
(a)    increase the amounts of or extend the terms of the Commitments of such Bank (it being understood that a waiver or modification of any condition precedent, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Bank);
(b)    decrease or forgive the principal of, or decrease the rate of interest on, the Notes of such Bank, or decrease any fees or other amounts payable hereunder to such Bank;
(c)    postpone any date fixed for any payment of principal of, or interest on, the Notes of such Bank, or any fees or other amounts payable hereunder to such Bank;
(d)    release all or substantially all of the collateral held subject to Section 10.3, except as contemplated by such Section; or
(e)    reduce the percentage in the definition of Required Banks or amend this Section 12.2.
provided, further that amendments, waivers or consents adversely affecting the rights of the Agent shall also require the consent of the Agent. Notwithstanding the foregoing provisions of this Section 12.2, with the agreement and consents of the Persons referred to therein, and without the necessity of obtaining the approval of any other Banks hereunder, (i) amendments may be entered into as provided in Section 2.9 and (ii) Extension Amendments may be entered into pursuant to Section 2.14.
Section 12.3    Assignments and Participations.
(a)    Assignments. Each Bank shall have the right, subject to the further provisions of this Section 12.3, to sell or assign all or any part of its Commitments, Loans, Notes, and other rights and obligations under this Agreement and related documents (such transfer, an “Assignment”) to any commercial lender, other financial institution or other entity (other than the Borrower or one of its Subsidiaries or Related Parties, any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or any Defaulting Bank) (an “Assignee”). Upon such Assignment becoming effective as provided in Section 12.3(b), the assigning Bank shall be relieved from the portion of its Commitment, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a “Bank” hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent, each Assignment shall be in the initial principal amount of not less than $10,000,000 in the aggregate for all Loans and Commitments assigned, or an integral multiple of $1,000,000 if above such amount. Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an “Assignment and Assumption Agreement”) substantially in the form of Exhibit D attached hereto.
(b)    Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Borrower (or, following occurrence and during continuance of an Event of Default, the Agent only and not the Borrower) shall consent to such Assignment (which consents shall not be unreasonably withheld or delayed), by either written notice of such consent or by executing and delivering such Assignments, provided that (A) no such consents shall be required for an assignment to one of the Banks or an affiliate of a Bank or an Approved Fund and (B) the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Agent within five Business Days after having received notice thereof, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account (unless waived by the Agent), (iii) the Assignee shall have submitted the Assignment and Assumption Agreement to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, (iv) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective, and (v) the Agent shall have recorded such Assignment in the Register; provided that assignments pursuant to Section 2.12 shall not require the signature or agreement of the assigning Bank to become effective, and any processing fee in connection with such assignments may be paid by the Borrower. Upon the Assignment becoming effective, (x) if requested by the assigning Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assigning Bank and the Assignee; and (y) the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank’s rights transferred, to the Assignee. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with clauses 12.3(a) and (b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 12.3(c).
(c)    Participations. Each Bank shall have the right, subject to the further provisions of this Section 12.3, to grant or sell a participation in all or any part of its Loans, Notes and Commitments (a “Participation”) to any commercial lender, other financial institution or other entity (other than the Borrower or one of its Subsidiaries or Related Parties, any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or any Defaulting Bank) (a “Participant”) without the consent of the Borrower, the Agent of any other party hereto.

The Borrower agrees that if amounts outstanding under this agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this Agreement or any Note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.5. The Borrower also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.
(d)    Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 12.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make Loans hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (x) extend the final maturity of any Loans or extend the Termination Date, (y) reduce the interest rate on the Loans or the rate of the Commitment Fees, or (z) forgive any principal of, or interest on, the Loans or any fees.
(e)    Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who (i) is not a United States Person or (ii) is a United States Person that the Borrower may not treat as an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Assignee or Participant represents and warrants to such Bank, the Agent and the Borrower that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W-8BEN, W-8BEN-E W-8ECI, W-8IMY and/or W-9 or any successor to any of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all federal income taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States federal income taxes or other taxes on payment of interest, principal of fees hereunder. In addition, if a payment made to an Assignee or Participant under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Assignee or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Assignee or Participant shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Assignee or Participant has complied with such Assignee’s or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(f)    Information. Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants, so long as such entities agree in writing to keep such information confidential in accordance with Section 12.17.
(g)    Federal Reserve Bank. Nothing herein stated shall limit the right of any Bank to assign a security interest in all or any portion of its rights herein and in any Note to a Federal Reserve Bank; provided that no such assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such assignee for such Bank as a party hereto.
Section 12.4    Costs, Expenses and Taxes; Indemnification.
(a)    The Borrower agrees, whether or not any Advance is made hereunder, to pay promptly on written demand: (i) all reasonable and documented out-of-pocket costs and expenses of the Agent (including the reasonable fees and expenses of one counsel to the Agent and Banks taken as a whole) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all reasonable and documented out-of-pocket costs and expenses of the Agent and each of the Banks incurred after the occurrence and during the continuance of an Event of Default in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Banks harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Agent of telephonic or other instructions for making Advances or disbursing the proceeds thereof, except to the extent resulting from the gross negligence or willful misconduct.
(b)    The Borrower agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Banks, each of their respective affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, arising out of or in connection with the Commitments, the making of, management of and participation in the Advances or the use or intended use of the proceeds of the Advances, provided that the Borrower shall have no obligation under this Section 12.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise. To the extent permitted by applicable law, any Person seeking to be indemnified under this Section 12.4(b) shall, upon obtaining knowledge thereof, use commercially reasonable efforts to give prompt written notice to the Borrower of the commencement of any action or proceeding giving rise to such indemnification claim, provided that the failure to give such notice shall not relieve the Borrower of any indemnification obligations hereunder.
(c)    The obligations of the Borrower under this Section 12.4 shall survive any termination of this Agreement.
Section 12.5    Notices.
(a)    Except when telephonic or electronic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II shall be deemed to have been given only when received by the Agent.
(b)    Financial statements, reports and letters under Section 8.1(a), (b), (c), (f), (g) and (h) and other ordinary course requests or communications by the Borrower to the Agent may be sent by the Borrower to the Agent by e-mail, and may be distributed by the Agent to the Bank by similar means or by posting to DebtX, or other coded commercial service selected for such purpose by the Agent.
(c)    The Borrower hereby authorizes the Agent to extend, convert or continue Loans and to transfer funds based on oral or written requests, including borrowing requests pursuant to Section 2.3 and conversion and continuation requests pursuant to Section 2.4 via telephone. The Agent may rely upon, and shall incur no liability for relying upon, any oral or written requests that the Agent believes to be genuine and to have been signed, sent or made by an authorized person. Upon request by the Agent, the Borrower shall promptly confirm each oral notice in writing (which may include email), authenticated by an Authorized Representative. If the written confirmation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error.
Section 12.6    Successors. This Agreement shall be binding upon the Borrower, the Banks and the Agent and their respective successors and permitted assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and their respective successors and permitted assigns. The Borrower shall not assign its rights or duties hereunder without the written consent of the Banks.
Section 12.7    Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.8    Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.
Section 12.9    Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
Section 12.10    Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.
Section 12.11    Counterparts; Electronic Records.
(a)    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. The Agent is not obligated, but in its sole discretion may agree, to accept signatures on any of the Loan Documents or other documents required to be delivered under the Loan Documents by telecopy or PDF. Delivery of an executed counterpart of a signature page of any such documents as the Agent agrees to accept by telecopy or PDF will be effective as delivery of an original manually executed counterpart of such document, and any such counterpart so delivered will be deemed to have been duly and validly delivered and will be valid for all purposes. The words “execution,” “signed,” “signature,” and words of like import in or referring to any document so executed will be deemed to include electronic signatures or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including ESRA, E-Sign, or any other state laws based on, or similar in effect to such acts. Each party hereto may rely on any such electronic signatures without further inquiry. Each party hereto agrees that it will be solely responsible to employ all security procedures necessary to ensure that only authorized parties will have access to making the electronic signatures and waives any and all rights to dispute the authenticity or the validity of any such electronic signature received by the other party under this section in lieu of an original manually executed signature. The Agent is not obligated, but in its sole discretion may agree, to accept electronic signatures on documents drafted by parties other than Agent’s counsel to be delivered to the Agent pursuant to the Loan Documents on an electronic signature platform provided by any party hereto or one of their contractors. All parties hereto will make available, or cause the electronic signature platform to make available, to the Agent all such information and records as the Agent requests to evaluate the electronic signature platform and any actual signatures that any party hereto is requesting the Agent to accept, including any digital records authenticating the identity of the signer. Any such electronic signature platform must be fully compliant with ESRA and E-Sign, or any other state laws based on, or similar in effect to such acts.
(b)    The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Agent and each Bank may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents. The Agent and each Bank may store the electronic image of this Agreement and Loan Documents in its electronic form and then destroy the paper original as part of the Agent’s and each Bank’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals. The Agent and each Bank are authorized, when appropriate, to convert any Loan Document or note into a “transferable record” as such term or related term is defined under, and to the extent permitted by, ESRA or any other state laws based on, or similar in effect to such act.
Section 12.12    Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
Section 12.13    Consent to Jurisdiction. THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND EACH PARTY HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY PARTY HERETO COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, ANY OTHER PARTY TO SUCH ACTION AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
Section 12.14    Waiver of Jury Trial. THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT

OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 12.15    Customer Identification - USA PATRIOT Act Notice. Each Bank (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank, as applicable, to identify the Borrower in accordance with the Act.
Section 12.16    [RESERVED].
Section 12.17    Confidentiality. Each of the Banks and the Agent agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective businesses furnished to it by or on behalf of the Borrower or any of its Subsidiaries and shall not reveal the same except: (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower and (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 12.17 or (ii) becomes available to the Agent or any Bank on a nonconfidential basis from a source other than the Borrower.
Section 12.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 12.19    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.20    Erroneous Payments.
(a)    If the Agent notifies a Bank or other holder of any Borrower Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 12.20(b)) that any funds received by such Payment Recipient from the Agent or any of its affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting Section 12.20(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):
(i)    (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 12.20(b).
(c)    Each Lender Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender Party from any source, against any amount due to the Agent under Section 12.20(a) or under the indemnification provisions of this Agreement.

(d)    An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations, except to the extent such Erroneous Payment comprises funds received by the Agent from Borrower for the purpose of making a payment on a Borrower Obligation, provided that, in no event shall the Borrower, in connection with any claim made by any Person with respect to an Erroneous Payment, be required to (i) make any additional payment or (ii) make any payment with an accelerated due date, in each case with respect to any Borrower Obligation which has been or is to be paid by the Borrower to the Agent or any Lender Party.
(e)    To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment.
(f)    Each party’s agreements under this Section 12.20 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Borrower Obligations.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.
OTTER TAIL POWER COMPANY
By:        /s/ Kevin G. Moug
Title:        Treasurer
150 19th Avenue South
Suite 101
Fargo, North Dakota 58103
Attention:    Mr. Kevin G. Moug,
         Chief Financial Officer
Telephone: (701) 451-3562
Fax: (701) 232-4108

Signature Page to
Fourth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Agent and as a Bank
By:        /s/ Lisa Yoney
Title:        Vice President
505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Lisa Yoney, Vice President
Telephone: (701) 280-3570
Fax: (701) 280-3580

Signature Page to
Fourth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Syndication Agent and as a Bank
By:        /s/ Chad Kardash
Title:        Senior Vice President
80 S. 8th Street
Suite 3550
Minneapolis, MN 55402
Attention:    Chad Kardash
Senior Vice President
Telephone: (612) 656-3627

Signature Page to
Fourth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Co-Documentation Agent and as a Bank
By:        /s/ Whitney Shellenberg
Title:        Vice President
90 S 7th Street, 15th Floor
MAC: N9305-156
Minneapolis, MN 55402
Attention: Whitney Shellenberg
Tel: 612-667-5878

Signature Page to
Fourth Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Bank
By:        /s/ Lisa A. Ryder
Title:
127 Public Square
Mail Code: OH-01-27-0881
Cleveland, OH 44114
Attention: Lisa A. Ryder
Telephone: (216) 689-3986

Signature Page to
Fourth Amended and Restated Credit Agreement

COBANK, ACB, as a Bank
By:        /s/ Jared A. Greene
Title:
6340 S. Fiddlers Green Cir.
Greenwood Village, CO 80111
Attention: Ryan Spearman
Telephone: 303-793-2153

Signature Page to
Fourth Amended and Restated Credit Agreement

EXHIBITS
AND SCHEDULES
Exhibit    Contents
A-1    Revolving Note
A-2    Swing Line Note
B    Compliance Certificate
C    Form of Legal Opinion of Counsel to Otter Tail Power Company
D    Assignment and Assumption
Schedules
1.1(a)    Commitments and Percentages
1.1(b)    Material Subsidiaries
1.1(c)    Departing Bank Schedule
7.6    Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)
7.15    Subsidiaries (Section 7.15)
7.16    Partnerships/Joint Ventures (Section 7.16)
9.4    Stock Ownership Transactions (Section 9.4)
9.7    Investments (Section 9.7)
9.8    Liens (Section 9.8)
9.10    Transactions with Related Parties (Section 9.10)

Exhibit A-1
[AMENDED AND RESTATED] PROMISSORY NOTE
$[Commitment]    Minneapolis, Minnesota: [_______], 20[__]
FOR VALUE RECEIVED, the undersigned, OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), promises to pay to the order of [BANK] (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of _______________ DOLLARS ($[Commitment]), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
All payments of principal and interest under this [Amended and Restated] Promissory Note (this “Note”) shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
This Note is the Note referred to in, and evidences indebtedness incurred under, the Fourth Amended and Restated Credit Agreement dated as of October 31, 2022 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
[The principal amount of this Note includes the indebtedness heretofore evidenced by that certain Promissory Note issued to the Bank dated [_________] (the “Existing Note”). This Note is given in substitution for and not in payment of the Existing Note and is in no way intended to constitute a novation of the Borrower’s indebtedness which was evidenced by the Existing Note.]
All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.
OTTER TAIL POWER COMPANY
By:
Title:

Exhibit A-2
[AMENDED AND RESTATED] PROMISSORY NOTE
$20,000,000    Minneapolis, Minnesota: [_______], 20[__]
FOR VALUE RECEIVED, the undersigned OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TWENTY MILLION DOLLARS ($20,000,000), or if less, the then aggregate unpaid principal amount of the Swing Line Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Swing Line Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
All payments of principal and interest under this Amended and Restated Promissory Note (this “Note”) shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
This Note is the Note referred to in, and evidences indebtedness incurred under, the Fourth Amended and Restated Credit Agreement dated as of October 31, 2022 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
[The principal amount of this Note includes the indebtedness heretofore evidenced by that certain Promissory Note issued to the Bank dated [_________] (the “Existing Note”). This Note is given in substitution for and not in payment of the Existing Note and is in no way intended to constitute a novation of the Borrower’s indebtedness which was evidenced by the Existing Note.]
All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.
OTTER TAIL POWER COMPANY
By:
Title:

Exhibit B
COMPLIANCE CERTIFICATE
    _________, 20__
U.S. Bank National Association
505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Lisa Yoney, Vice President
Telephone: (701) 280-3570
Fax: (701) 280-3580

Ladies/Gentlemen:
Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of October 31, 2022 (as amended from time to time, the “Credit Agreement”), among OTTER TAIL POWER COMPANY (the “Borrower”), the Banks named therein and U.S. BANK NATIONAL ASSOCIATION, as Agent (the “Agent”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
As required pursuant to Section 8.1(c) of the Credit Agreement, the Borrower hereby certifies that as of _____________, 20__, the following is true, correct and accurate in all respects:
1.    The consolidated financial statements submitted herewith are fairly presented in all material respects.
2.    No Default and no Event of Default, has occurred and is continuing.
3.    Covenant compliance is demonstrated as follows:
Section 9.12. Interest-bearing Debt to Total Capitalization.
Interest-bearing Debt:    $__________
to:
Total Capitalization:    $__________
(Required: not greater than 0.60 to 1.00).

4.    For purposes of calculating the Applicable Commitment Fee Rate and Applicable Margin, the Long Term Debt Ratings of the Borrower are as follows:
S&P    __________
Moody’s    __________
Fitch    __________
OTTER TAIL POWER COMPANY
By:

Title:    Treasurer

Exhibit C
OPINION OF COUNSEL
Otter Tail Power Company
(omitted)

Exhibit D
ASSIGNMENT AND ASSUMPTION AGREEMENT
(Otter Tail Power Company)
This Agreement, dated as of the date set forth in Item I (each reference to an “Item” herein shall be deemed to refer to such Item on Schedule I hereto), is made by the party named in Item II, (the “Assignor”) to the entity named in Item III (the “Assignee”).
WITNESSETH
The Assignor has entered into a Fourth Amended and Restated Credit Agreement dated as of October 31, 2022, as amended thereafter (the “Credit Agreement”) among OTTER TAIL POWER COMPANY (the “Borrower”), certain lenders including the Assignor (collectively, the “Bank Group”) and U.S. BANK NATIONAL ASSOCIATION, as Agent, under which the Assignor has agreed to make Revolving Loans, to issue or participate in the risk of issuance of Letters of Credit, and to participate in Swing Line Loans, in each instance in amounts of up to those set forth in Item IV (such amount equals the original commitment of the Assignor and may have been, or may be, reduced or increased by other assignments by, or to, the Assignor, and will be reduced by the assignment under this Agreement) and the Bank Group has agreed to make Revolving Loans, to issue or participate in the risk of issuance of Letters of Credit, and to participate in Swing Line Loans, in each instance in amounts of up to those set forth in Item V. Such Revolving Loans are sometimes called the “Loans” hereinafter; such Letters of Credit are sometimes called the “Letters of Credit” hereinafter; the Loans, the Bank’s participation in the Letters of Credit, the Bank’s participation in any unreimbursed drawing under any Letter of Credit or any advance or loans made in connection with drawings under any Letter of Credit and the Bank’s participation in Swing Line Loans, are sometimes called the “Advances” or each “Advance” hereinafter. Unless the context clearly indicates otherwise, all other terms used in this Agreement shall have the meanings given them by, and shall be construed as set forth in the Credit Agreement.
In consideration of the premises and the mutual covenants contained herein, the Assignor and the Assignee hereby covenant and agree as follows:
1.    Assignment and Assumption. Subject to the terms and conditions of this Agreement, the Assignor and the Assignee agree that:
(a)    the Assignor hereby sells, transfers, assigns and delegates to the Assignee, in consideration of entry by the Assignee into this Agreement [and of payment by the Assignee to the Assignor of the amount set forth in Item VI]; and
(b)    the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as expressly provided in this Agreement)
a share equal to the percentage set forth in Item VII (expressed as a percentage of the aggregate Advances and Commitments of the Bank Group) of the Assignor’s commitments, loans, participations, rights, benefits, obligations, liabilities and indemnities under and in connection with the Credit Agreement and all of the Advances, including without limitation the right to receive payment of principal, and interest on such percentage of the Assignor’s Advances, and the obligation to fund all future Advances and drawings under the Letters of Credit in respect of such assignment, and to indemnify the Agent or any other party under the Credit Agreement and to pay all other amounts payable by a Bank (in such percentage of the aggregate obligations of the Bank Group) under or in connection with the Credit Agreement.
The interest of the Assignor under the Credit Agreement (including the portion of the Assignor’s Advances and all such commitments, loans, participations, rights, benefits, obligations, liabilities and indemnities) which the Assignee purchases and assumes hereunder is hereinafter referred to as its “Assigned Share”. The day upon which the Assignee shall make the payment described in the prior paragraph is hereinafter referred to as the “Funding Date”. Upon completion of the assignment hereunder, the Assignor will have the revised share of the total Loans and Commitments of the Bank Group set forth in Item VIII.
2.    Future Payments. The Assignor shall notify the Agent to make all payments with respect to the Assigned Share after the Funding Date directly to the Assignee. The Assignor and Assignee agree and acknowledge that all payment of interest, commitment fees, letter of credit commissions and other fees accrued up to, but not including, the Funding Date are the property of the Assignor, and not the Assignee. The Assignee shall, upon payment of any interest, commitment fees, letter of credit commissions or other fees, remit to the Assignor all of such interest, commitment fees, letter of credit commissions and other fees accrued up to, but not including, the Funding Date.
3.    No Warranty or Recourse. The sale, transfer, assignment and delegation of the Assigned Share is made without warranty or recourse against the Assignor of any kind, except that the Assignor warrants that it has not sold or otherwise transferred any other interest in the Assigned Share to any other party. The Assignor may, however, have sold and may hereafter sell Participations in, or may have assigned or may hereafter assign, portions of its interest in the Advances and the Credit Agreement that in the aggregate (together with the portion assigned hereby), do not exceed 100% of the Assignor’s interest in the Advances and the Credit Agreement.
4.    Covenants and Warranties. To induce the other to enter into this Agreement, each of the Assignee and the Assignor warrants and covenants with respect to itself that:
(a)    Existence. It is, in the case of the Assignee, a ________________ organized under the laws of _________________ and it is, in the case of the Assignor, a ___________ duly existing under the laws of _____________;
(b)    Authority. It is duly authorized to execute, deliver and perform this Agreement;
(c)    No Conflict. The execution, delivery and performance of this Agreement do not conflict with any provision of law or of the charter or by-laws (or equivalent constituent documents) of such party, or of any agreement binding upon it; and
(d)    Valid and Binding. All acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Agreement, and to constitute the same the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws.
5.    Covenants and Warranties by the Assignee. To induce the Assignor to enter into this Agreement, the Assignee warrants and covenants that (a) it is purchasing and assuming the Assigned Share in the course of making loans in the ordinary course of its commercial lending business, and (b) it has, independently and without reliance upon the Assignor, and based upon such financial statements and other documents and information as it has deemed appropriate, made its own credit analysis an decision to engage in this purchase and transfer of the Assigned Share. The Assignee acknowledges that the Assignor has not made and does not make any representations or warranties or assume any responsibility with respect to the validity, genuineness, enforceability or collectibility of the Advances, the Credit Agreement or any related instrument, document or agreement.
6.    Promissory Note. The Notes of the Assignor shall be delivered to the Agent or Borrower at such time and by such means as the Assignor and the Agent or Borrower shall agree, with the request by the Assignor that the Borrower issue new notes payable to the Assignor and to the Assignee to reflect the assignment of the Assigned Share hereunder.
7.    Payments to the Assignor. All amounts payable to the Assignor in U.S. Dollars shall be paid by transfer of federal funds to the Assignor, ABA No. _______________, Account No. ________________, Attention: ________________ Reference: [Borrower].
8.    Other Transactions. The Assignee shall have no interest in any property in the Assignor’s possession or control, or in any deposit held or other indebtedness owing by the Assignor, which may be or become collateral for or otherwise available for payment of the Advances by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by the Assignor or by reason of the right of set-off, counterclaim or otherwise, except that if such interest is provided for in provisions of the Credit Agreement regarding sharing of set-off, the Assignee shall have the same rights as any other lender that is a party to the Credit Agreement. The Assignor and its affiliates may accept deposits from, lend money to, act as trustee under indentures for an generally engage in any kind of business with the Borrower, and any person who may do business with or own securities of the Borrower, or any of the Borrower’s subsidiaries. The Assignee shall have no interest in any property taken as security for any other loans or any other credits extended to the Borrower or any of its subsidiaries by the Assignor to the Borrower.
9.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Assignor and the Assignee.
10.    Expenses. In the event of any action to enforce the provisions of this Agreement against a party hereto, the prevailing party shall be entitled to recover all costs and expenses incurred in connection therewith including, without limitation, attorneys’ fees and expenses, including allocable cost of in-house legal counsel and staff.
11.    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA.

12.    Amendments, Changes and Modifications. This Agreement may not be amended, changed, modified, altered, or terminated except by an agreement in writing signed by the Assignor and the Assignee or their permitted successors or assigns).
13.    Withholding Taxes. The Assignee (a) represents and warrants to the Assignor, the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Assignor with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Assignor, the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder either U.S. Internal Revenue Service Form W-8ECI, W-8BEN or W-8BEN-E and agrees to provide new Forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
14.    Entire Agreement. This Agreement sets forth the entire understanding of the parties except for the consents contemplated hereby, and supersedes any and all prior agreements, arrangements, and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by any party which is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.
15.    Counterparts. This Agreement may be executed by the Assignor and the Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date and year first above written.
Address:    [Assignor]
By:
             (print name)
Title:
Address:    [Assignor]
By:
             (print name)
Title:
[Consents required to become effective as provided in Section 12.3 of the Credit Agreement:
Consented to this ____ day
of _____________, 20___.
U.S. Bank National Association, as Agent
By:
             (print name)
Title:
Consented to this ____ day
of _____________, 20___.
OTTER TAIL POWER COMPANY, as Borrower
By:
             (print name)
Title:        ]

Schedule I
to
Assignment and Assumption
Item I:    Date of Assignment:
Item II:    Assigning Bank (the “Assignor”):
Item III:    Assignee (the “Assignee”):
Item IV:    Initial Total Commitment of the Assignor:
Item V:    Bank Group’s Initial Total Commitment:
Item VI:    Payment to the Assignor on Funding Date:
Item VII:    Percentage Assigned: ________%
(Expressed as a percentage of the total aggregate Commitments of the Bank Group, carry out to 10 decimal places; upon effectiveness of the Assignment as provided in the Credit Agreement, this will constitute the Assignee’s “Pro Rata Share”
Item VIII:    Revised Percentage of the Assignor: _____________%
(carry out to 10 decimal places; upon effectiveness of the Assignment as provided in the Credit Agreement, this will constitute the Assignor’s “Pro Rata Share”)

Schedule 1.1(a)
Commitments and Percentages

Bank:	Initial Commitment:	Percentage:

U.S. Bank National Association	$55,000,000	32.3529411765%
Bank of America, N.A.	$37,500,000	22.0588235294%
Wells Fargo Bank, National Association	$30,000,000	17.6470588235%
KeyBank National Association	$25,000,000	14.7058823529%
CoBank, ACB	$22,500,000	13.2352941176%
	$170,000,000	100%

Schedule 1.1(b)
Material Subsidiaries of Otter Tail Power Company
(as of the date of the Fourth Amended and Restated Credit Agreement)
None

Schedule 1.1(c)
Departing Bank Schedule

None.

Schedule 7.6
Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)
Litigation: None.
Contingent Liabilities: None.

Schedule 7.15
Subsidiaries (Section 7.15)
Otter Tail Power Company Foundation nonprofit corporation

(Otter Tail Power Company is the sole member of Otter Tail Power Company Foundation. The foundation’s financial statements are not included in Otter Tail Power Company’s financial statements)

Schedule 7.16
Partnerships/Joint Ventures (Section 7.16)

In the ordinary course of business, the Borrower has entered into contractual arrangements with other regional utilities providing for ownership interests (both as tenants-in-common and discretely) in transmission and generation assets.

Schedule 9.4
Exceptions to Ownership of Material Subsidiaries (Section 9.4)
None.

Schedule 9.7
Investments (Section 9.7)
Otter Tail Power Company
Detail of Investments

As of June 30, 2022
Investment in Loan Pools	$ 6,586
Trusts Associated With Large Joint Transmission Projects	323,123
Other Miscellaneous	27,066
$ 356,775

Schedule 9.8
Liens (Section 9.8)

None.

Schedule 9.10
Transactions with Related Parties (Section 9.10)

None.